UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Outdoor Channel Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Outdoor Channel Holdings, Inc. which will be held at our broadcast facility at 43455 Business Park Drive, Temecula, California, on Wednesday, May 30, 2012 at 9:00 a.m. local time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement which you are urged to read carefully.

Your vote is important, so even if you plan to attend the meeting, we encourage you to sign, date and return the enclosed proxy promptly in the accompanying reply envelope. This will ensure your vote is counted whether or not you are able to attend.

We look forward to seeing you on May 30, 2012.

Sincerely,

Perry Massie, Co-Chairman of the Board	Roger L. Werner, Jr., Co-Chairman of the Board

Temecula, California

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

OUTDOOR CHANNEL HOLDINGS, INC.

43445 Business Park Drive, Suite 103

Temecula, California 92590

(888) 587-5865

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., local time, on Wednesday, May 30, 2012.

Place	Outdoor Channel Holdings, Inc.’s broadcast facility at 43455 Business Park Drive, Temecula, California.

Items of Business

(1)     To elect three persons to the Board of Directors. The Board of Directors has nominated the following persons for election at the meeting: Thomas H. Massie, David C. Merritt and Roger L. Werner, Jr.;

(2)     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012; and

(3)     To transact such other business as may properly come before the meeting.

Adjournments and Postponements	The items of business to be considered at the Annual Meeting may be considered at the meeting or at any adjournments or postponement of the meeting.

Record Date	You are entitled to vote only if you were a stockholder of Outdoor Channel Holdings, Inc. at the close of business on April 4, 2012. The transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of Outdoor Channel Holdings, Inc. and at the meeting.

Attending Meeting	You are entitled to attend the Annual Meeting only if you were an Outdoor Channel Holdings, Inc. stockholder at the close of business on April 4, 2012 or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting. The meeting will begin promptly at 9:00 a.m. local time. Check-in will begin at 8:30 a.m.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and promptly vote your shares. You may vote by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope.

This Notice of Annual Meeting and Proxy Statement, the accompanying form of proxy or voting instruction card and our Annual Report to Stockholders are being mailed to stockholders beginning on April 26, 2012. You can also view these documents on the internet by accessing www.proxydocs.com/outd.

By Order of the Board of Directors,

Perry Massie, Co-Chairman of the Board	Roger L. Werner, Jr., Co-Chairman of the Board

QUESTIONS AND ANSWERS

The Board of Directors of Outdoor Channel Holdings, Inc. is providing these proxy materials to you in connection with our Annual Meeting of Stockholders. The Annual Meeting will be held at 9:00 a.m. at our broadcast facility at 43455 Business Park Drive, Temecula, California. As a stockholder, you are invited to attend the meeting and you are being requested to vote on the items of business described in this Proxy Statement.

Proposals To Be Voted On

1.	What items of business will be voted on at the Annual Meeting?

The items of business expected to be voted on at the Annual Meeting are:

•	Election of three directors, each for a term of three years (“Proposal 1”);

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 (“Proposal 2”); and

•	Any other matter that may properly be brought before the Annual Meeting.

2.	What are my voting choices?

With regard to the nominees for election as directors, you may vote “FOR” or “WITHHOLD” from voting with respect to any or all nominees for election as directors. With regard to any other matter to be voted upon at the Annual Meeting, you may vote “FOR” or “AGAINST” or “ABSTAIN”.

3.	How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares “FOR” each of the three directors for election to the Board; and “FOR” the ratification of our independent registered public accounting firm.

4.	What is a broker non-vote?

If you hold your shares through a bank, broker or other institution, which is known as holding shares “in street name” and you do not provide your voting instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on “routine” matters, such as the ratification of independent auditors. The bank, broker or institution that holds your shares cannot vote your shares on non-routine matters, such as the election of directors. We refer to this as a “broker non-vote.” We only count broker non-votes in determining whether there is a quorum.

5.	What vote is required to approve each item?

To conduct business at the Annual Meeting, a quorum consisting of a majority of our shares must be present in person or represented by proxy.

Directors are elected by a plurality of votes. Consequently, the nominees for the three director positions who receive the greatest number of votes at the Annual Meeting will be elected directors. Each share is entitled to one vote for each of the three director positions, but cumulative voting is not permitted. Abstentions and broker non-votes will not count either in favor of, or against, election of a nominee.

Proposal 2, the ratification of our independent registered public accounting firm, will require the affirmative vote of a majority of all of the votes cast. For any other matters, if any were to arise, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.

All votes will be counted by an inspector of elections appointed for the meeting. If you do not give your broker or nominee instructions as to how to vote your shares, they may be voted only on “routine” matters for which the broker or nominee has discretionary authority under applicable rules. The bank, broker or institution that holds your shares cannot vote your shares on “non-routine” matters, such as the election of directors.

6.	What constitutes a quorum?

As of the Record Date, 25,783,676 shares of common stock were outstanding. A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum. Shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter and broker “non-votes” will be included at the Annual Meeting for quorum purposes. Shares represented by proxy as to which no voting instructions are given as to matters to be voted upon will be included at the Annual Meeting for quorum purposes.

7.	What happens if additional items are presented at the Annual Meeting?

If any other matters are properly brought before the meeting, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on at the meeting, including matters incidental to the conduct of the meeting.

How You Can Vote

8.	What shares can I vote?

You are entitled to one vote for each share of our common stock that you owned at the close of business on April 4, 2012, the Record Date for the Annual Meeting. You may vote all shares owned by you on the Record Date, including (a) shares held directly in your name as the stockholder of record, and (b) shares held for you as the beneficial owner through a broker, trustee or other nominee, otherwise known as “in street name.” On the Record Date, 25,783,676 shares of our common stock were outstanding.

9.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, trustee or other nominee rather than having the shares registered directly in their own name. There are some distinctions between shares held of record and those owned beneficially that are summarized below.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, you are the stockholder of record of the shares and these proxy materials are being sent directly to you by our company. As the stockholder of record, you have the right to grant a proxy to vote your shares to our company or another person, or to vote your shares in person at the Annual Meeting. We have enclosed a proxy card for you to use in voting your shares. If you complete and properly sign the enclosed proxy card and return it as instructed, it will be voted as you indicate on the card.

Beneficial Owner

If your shares are held through a broker, trustee or other nominee, otherwise known as “in street name,” it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name. As the beneficial owner of shares held for your account, you have the right to direct the registered holder, e.g. your broker, to vote your shares as you instruct, and you also are invited to attend the Annual Meeting. Your broker, trustee or other nominee has forwarded these proxy materials to you and enclosed a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder, e.g. your broker, of the shares giving you the right to do so.

10.	How can I vote in person at the Annual Meeting?

You may vote in person at the Annual Meeting those shares that you hold in your name as the stockholder of record. You may vote in person shares for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the broker, trustee or other nominee that is the registered holder of your shares.

Even if you are the registered holder and plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend.

11.	How can I vote without attending the Annual Meeting?

Whether you hold your shares as a stockholder of record or as a beneficial owner, you may direct how your shares are to be voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to your broker, trustee or other nominee by following the voting instructions provided by your broker, trustee or other nominee. Stockholders of record and stockholders who hold shares as the beneficial owner may vote by mail by signing and dating the enclosed proxy or voting instruction card and returning it in the accompanying envelope.

12.	What is the deadline to vote?

If you hold shares as the stockholder of record, your vote must be received before the polls close at the Annual Meeting.

If you hold shares as the beneficial owner, please follow the voting instructions provided by your broker, trustee or other nominee.

13.	May I revoke my proxy?

Yes. You may revoke your proxy at any time prior to the vote at the Annual Meeting.

If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary or Assistant Secretary at our principal office, 43445 Business Park Drive, Suite 103, Temecula, California 92590, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.

For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from the nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

14.	Where can I find the voting results of the Annual Meeting?

We will report the voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission, referred to as the SEC, no later than June 5, 2012.

Stockholder Proposals and Director Nominations

15.	What is the deadline to submit stockholder proposals to be included in the proxy materials for next year’s Annual Meeting of Stockholders?

Stockholder proposals that are intended to be included in company-sponsored proxy materials for the 2013 Annual Meeting must be received by our Secretary or Assistant Secretary no later than December 28, 2012 and must be submitted to the following address:

Secretary or Assistant Secretary

43445 Business Park Drive, Suite 103

Temecula, CA 92590

Stockholder proponents must meet the eligibility requirements of the Securities and Exchange Commission’s Stockholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of the rule to be included in our proxy materials.

16.	How may I nominate director candidates or present other business for consideration at an Annual Meeting?

Stockholders who wish to nominate director candidates or to present other business to be voted on at an Annual Meeting must give written notice of their intention to do so to our Secretary or Assistant Secretary at the address set forth in Question 15. We must receive the notice at least 45 days but not more than 75 days before the date corresponding to the anniversary date on which our company’s Proxy Statement was released to stockholders in connection with the previous year’s Annual Meeting. The notice also must include the information required by our Bylaws, which may be obtained by writing to us at the address set forth in Question 15 or by visiting our website www.outdoorchannel.com under the “Investors - Investor Relations - Information Request” section. The time for us to receive nominations and proposals for the 2012 Annual Meeting has expired. The period for the receipt from stockholders of director nominations and other proposals for the 2013 Annual Meeting will begin on February 10, 2013 and end on March 12, 2013.

These notice requirements do not apply to stockholder proposals intended for inclusion in our proxy materials under the Securities and Exchange Commission’s Stockholder Proposal Rule (Rule 14a-8). The deadline for receiving those proposals is set forth in Question 15. The notice requirements also do not apply to questions that a stockholder may wish to ask at the Annual Meeting.

Proxy Materials and Solicitation of Proxies

17.	Who will pay for the cost of soliciting votes for the Annual Meeting?

Outdoor Channel Holdings, Inc. is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Our directors, officers and employees also may solicit votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

CORPORATE GOVERNANCE

Board of Directors

Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The Board establishes fundamental corporate policies and oversees the performance of our company and our chief executive officer and the other officers to whom the Board has delegated day-to-day operations. Several standing committees assist the Board in carrying out its responsibilities. Each operates under a written charter adopted by the Board. From time to time, the independent directors of our Board of Directors may meet to discuss various issues including, but not limited to, issues regarding strategic direction, corporate governance and succession planning.

Board Composition; Organizational Changes

Effective as of February 1, 2012, our company made several organizational changes in connection with the retirement of Roger L. Werner, Jr., our former President and Chief Executive Officer. On that date, the Board appointed Mr. Werner as Co-Chairman of the Board.

Also, effective as of February 1, 2012, Thomas E. Hornish relinquished his position as Executive Vice President, Chief Operating Officer and General Counsel and became our President and Chief Executive Officer. In connection with his promotion, the Board increased the authorized number of directors comprising the Board from eight to nine directors and appointed Mr. Hornish to the Board as a Class III Director, and his term will expire in 2013. Additionally, Thomas D. Allen remained our Executive Vice President and Chief Financial Officer but also took on the additional position of Chief Operating Officer on February 1, 2012.

Board Leadership Structure

The Board of Directors retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or a separate director, should serve as Chairman of the Board. This flexibility permits the Board to organize its functions and conduct its business in a manner it deems most effective under the then-current circumstances.

The Board of Directors believes that our company and its stockholders currently are best served by having both Perry T. Massie and Roger L. Werner, Jr. serve as Co-Chairmen of the Board and having Thomas E. Hornish serve as the President and Chief Executive Officer. The separation of these positions permits Mr. Hornish to focus exclusively on day-to-day operations and provides critical leadership for the strategic initiatives and challenges of the future, while allowing the Chairmen of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as a Chairman, particularly as the Board’s oversight responsibilities continue to grow. While our Bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, the Board believes that, under the current circumstances, having separate chairmen of the Board and chief executive officer is the appropriate leadership structure for our company at this time.

Corporate Governance Documents

Corporate Governance Guidelines. Our Board of Directors is committed to effective corporate governance. The Board has adopted Corporate Governance Guidelines that set forth expectations for directors, guidelines for determining director independence, board committee structure and functions, and other policies for the governance of our company.

Codes of Conduct and Ethics. Our company has a Code of Conduct and Ethics, which is applicable to all employees of our company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Board has a separate Board of Directors Code of Conduct, which contains provisions specifically applicable to directors. If we make any amendments to, or grant any waivers of, a provision of the Code of Conduct and Ethics with respect to our principal executive officer, principal financial officer or principal accounting officer, we will disclose such amendment(s) or waiver(s) on our website. Information on our website, however, is not incorporated herein by reference as part of this Proxy Statement.

Our Corporate Governance Guidelines, committee charters, Code of Conduct and Ethics and Board of Directors Code of Conduct are published on our website http://www.outdoorchannel.com under the “Investors - Investor Relations - Corporate Governance - Highlights” section. Printed copies may be obtained upon request by writing to: Secretary, 43445 Business Park Drive, Suite  103, Temecula, California 92590.

Director Independence

The Board of Directors determines the independence of our directors by applying the “independence” criteria established by The NASDAQ Stock Market Rules. These provide that a director is “independent” only if the Board affirmatively determines that the director has no direct or indirect material relationship with our company that would impair his/her independence. These guidelines identify categories of relationships that NASDAQ has determined would not affect a director’s independence, and therefore are not considered by the Board in determining director independence. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Corporate Governance Committee and the Board of Directors with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that are outside the categories permitted under the director independence guidelines.

In its most recent review in April 2012, the Board of Directors and the Nominating and Corporate Governance Committee considered the absence of any employment relationships between our company and its directors and their families (other than Roger L. Werner, Jr. who until January 31, 2012, was one of our executive officers, Thomas E. Hornish and Perry T. Massie who are our employees and Thomas H. Massie who is the brother of Perry T. Massie), the absence of any affiliation of our directors and their families with our independent registered public accounting firm and the absence of any transactions with directors and members of their families that would require disclosure in this Proxy Statement under Securities and Exchange Commission rules regarding related party transactions. The Nominating and Corporate Governance Committee and the Board of Directors also reviewed the nominal amount of goods and services purchased by a company of which Mr. Merritt is a director and concluded that this relationship does not affect his independence.

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors analyzed the independence of each director and determined that the following directors meet the standards of independence under our Corporate Governance Guidelines and applicable corporate governance rules of The NASDAQ Stock Market listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Messrs. Dalvi, Kinley, Merritt, Pandzik and Stanley.

Director Qualifications and Nominations

In connection with its annual review and evaluation of the performance of the Board of Directors, the Nominating and Corporate Governance Committee reviews with the Board the skills and characteristics required of directors in the context of current board membership. The committee evaluates and recommends candidates for membership on the Board of Directors consistent with such skill and characteristic requirements along with other criteria established by the committee. Although the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks to bring to the Board a variety of complementary skills and a range of viewpoints, backgrounds, experiences and individual qualities and attributes that contribute to board diversity.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among other things, the following factors: personal and professional integrity, ethics and values, educational background, experience in corporate management including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization, professional reputation, experience in our industry, experience as a board member of another publicly held or privately held company, diversity of expertise and experience in substantive matters pertaining to our business, practical and mature business judgment, ability to represent the best interests of our stockholders, ability and commitment to meet the Board’s expectations for directors set forth in our Corporate Governance Guidelines, the Board of Directors Code of Conduct or other relevant experiences which will provide the Board with diverse perspectives that will enhance Board effectiveness. In the past, we have not engaged any third party or parties to identify or evaluate or assist in identifying or evaluating potential director nominees although we may do so in the future.

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for directors. The committee regularly assesses the appropriate size, composition and skill set of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through stockholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Board of Directors Meetings, Executive Sessions, Annual Meeting of Stockholders

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding our performance, prospects and plans, as well as immediate issues facing our company. At least twice a year, the Board also reviews management’s strategic and financial plans.

The independent directors of the Board of Directors have regularly scheduled meetings at which only independent directors are present at least four times per year. Accordingly, the independent directors met at least four times in 2011.

During 2011, the Board held 14 meetings and the committees of the Board held 26 meetings. Directors, on an aggregate basis, attended over 96% of the combined number of these meetings. Each director attended at least 87% of the combined number of meetings of the Board and each committee of which the director is a member.

The Board encourages attendance at the Annual Meeting of Stockholders by all nominees for election as directors and all directors whose terms of office will continue after the meeting. Last year, all of the nominees and directors attended the meeting.

Evaluation of Board and Director Performance

Our Nominating and Corporate Governance Committee annually leads the review and evaluation of the performance of the Board of Directors. The purpose of the review is to increase the effectiveness of the Board and the results are reviewed with the Board and its committees.

Review of Related Party Transactions

Securities and Exchange Commission rules require disclosure of certain transactions involving more than $120,000 in which our company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The charter of our Audit Committee requires the committee to review any such “related party transaction” before our company enters into the transaction. During 2011, we entered into several agreements to extend our lease for a portion of our administrative facilities with Musk Ox Properties, L.P, a stockholder of ours which is owned by Messrs. Perry T. Massie and Thomas H. Massie, each of whom is a director and a major stockholder of our company. We continued an existing License Agreement and entered into a new License Agreement regarding certain programming with Gold Prospectors Association of America, LLC, a limited liability company owned and controlled by Thomas H. Massie, one of our directors. We also continued our agreement for the production of certain off-road motorsports programming with WATV, LLC, a company for which Roger L. Werner, our Co-Chairman of the Board and our former Chief Executive Officer, is a member. In addition, SkyCam, LLC, our subsidiary, continued a lease agreement for its 30,000 square feet operating facilities with Case and Associates Properties, Inc, of which James E. Wilburn, the Chairman of Winnercomm, Inc. (a wholly-owned subsidiary of our company), is a partial owner. These transactions are further described in the “Certain Relationships and Related Transactions” section of this Proxy Statement.

Board of Directors’ Role in Risk Oversight

The Board oversees the management of risks inherent in the operation of our company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. The Board reviews operational, compliance and strategic risk through reports from the President and Chief Executive Officer, Chief Operating Officer and General Counsel; and financial risk, including financial reporting, through reports from the Chief Financial Officer.

In connection with its reviews of the operations of our company’s business segments and corporate functions, the Board addresses the primary risks associated with those business segments and functions. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our company. The involvement of the full Board of Directors in setting our company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for our company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, our three Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements and discusses policies with respect to risk assessment and risk management. Enterprise risk assessment reports are regularly provided by management to the Audit Committee. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Board Access to Senior Management, Independent Auditors and Counsel

Directors have complete access to our independent registered public accounting firm, to senior management and other employees. They also have complete access to counsel, advisors and experts of their choice with respect to any issues relating to the Board’s discharge of its duties.

Board Committees

The directors that comprise our Board committees are set forth below:

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee

David C. Merritt, Chair	David D. Kinley, Chair	Michael L. Pandzik, Chair
David D. Kinley	Ajit M. Dalvi	Ajit M. Dalvi
T. Bahnson Stanley	David C. Merritt	T. Bahnson Stanley
Michael L. Pandzik
T. Bahnson Stanley

Audit Committee

Our Audit Committee is composed entirely of independent directors. It is directly responsible and has the sole authority for the selection, appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee pre-approves all services provided by the accounting firm and prepares the report printed under the caption “Audit Committee Report” below. It also assists the Board of Directors in fulfilling oversight responsibility regarding:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.

The Board has determined that Mr. Merritt, who chairs the Audit Committee, is an audit committee financial expert (as defined by the rules of the Securities and Exchange Commission) and his service on the audit committees of two other public companies does not impair his ability to serve effectively on our Audit Committee.

During 2011, the Audit Committee held 7 meetings.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available at http://www.outdoorchannel.com under the “Investor - Investor Relations - Corporate Governance” section.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of all of our independent directors. The committee’s responsibilities include:

•	Identifying individuals qualified to become directors.

•	Recommending nominees for election as directors and candidates to fill board vacancies.

•	Recommending directors for appointment as members of Board committees.

•	Developing and recommending corporate governance principles.

•	Overseeing the evaluation of the Board.

During 2011, the Nominating and Corporate Governance Committee held 2 meetings.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, a copy of which is available at http://www.outdoorchannel.com under the “Investor - Investor Relations - Corporate Governance” section.

Compensation Committee

Our Compensation Committee is comprised entirely of independent directors. It assists the Board of Directors in the evaluation and compensation of executives. It establishes the compensation and benefits of our executive officers and other key employees, administers our equity award plans and establishes and reviews general policies relating to compensation and benefits of all of our employees. The committee has direct responsibility for:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer.

•	Evaluating our CEO’s performance in light of these goals and objectives and approving his or her compensation based on the committee’s performance evaluation.

•	Recommending to the Board the compensation program for other executive officers, incentive compensation plans and equity-based plans.

During 2011, the Compensation Committee held 8 meetings.

The Compensation Committee operates under a written charter adopted by the Board, a copy of which is available at http://www.outdoorchannel.com under the “Investor - Investor Relations - Corporate Governance” section.

Additional information regarding the Compensation Committee’s principles, policies and practices is set forth below under the caption “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

Messrs. Dalvi, Pandzik and Stanley serve on the Compensation Committee of our Board of Directors. Under applicable Securities and Exchange Commission rules, there were no interlocks or insider participation on the committee.

Stockholder Communications with Board Members

The Board has previously implemented a process by which stockholders may send written communications directly to the attention of the entire Board or any individual director. Stockholders who wish to communicate with the directors should indicate in their correspondence whether it is directed to an individual director or to the entire Board and should send such correspondence in care of our secretary or assistant secretary at 43445 Business Park Drive, Suite 103, Temecula, California 92590 or by sending an email to director(s) using the email addresses provided on our website at http://www.outdoorchannel.com under the “Investor - Investor Relations - Stockholder Communications  & Reporting Complaints” section.

Compensation of Directors

Each non-employee director receives an annual base retainer of $24,000 for service on the Board. In addition, the Chair of the Audit Committee receives an annual retainer of $10,000 for serving in that capacity and the Chairs of the Compensation Committee and the Nominating and Corporate Governance each receive an annual retainer of $5,000 for serving in that capacity. Non-employee directors also receive meeting fees of $1,000 for each telephonic board meeting that they attend, $2,500 for each in-person board meeting attended or for each in-person committee meeting not held in conjunction with in-person board meetings and $500 for each committee meeting, whether in-person or telephonic, they attend of the Board committees of which they are members. For multiday in-person meetings, non-employee directors receive $2,500 for the first day of the board meeting attended and $1,000 for each subsequent day attended. In addition, non-employee directors also receive reimbursement of their reasonable out-of-pocket expenses in connection with attendance at board and committee meetings.

Pursuant to our Non-Employee Directors Stock Option Plan, prior to May 2007, each non-employee director received an option to purchase 125,000 shares of common stock when they initially joined the Board. The exercise price of the option was equal to the fair market value of the underlying shares of common stock, and the option vested over a period of three years from the date of grant. In May 2007, the Board adopted a policy of granting each non-employee director that number of restricted shares equal to a value of approximately $300,000 on the date of grant, with approximately one-third of such shares vesting annually immediately prior to our Annual Stockholder Meeting provided that the non-employee director has continued to serve on the Board during the prior year. Upon a change in control, all such shares vest 100%.

In March 2010, the Board terminated the policy adopted in May 2007 and superseded all prior policies with a new compensation policy of annually granting to each non-employee director continuing to serve on our Board after our Annual Meeting, that number of restricted stock units equal to a value of $100,000 on the date of the Annual Meeting, such restricted stock units to vest one year after the date of grant, provided that the non-employee director has continued to serve on the Board during the prior year. Upon a change in control, all such units vest 100%.

We summarize the 2011 compensation of our directors below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Ajit M. Dalvi	$79,500	$100,000	(4)	—	—	—	—		$179,500
David D. Kinley	$89,500	$100,000	(4)	—	—	—	—		$189,500
Thomas H. Massie	$44,500	$100,000	(4)	—	—	—	—		$144,500
Perry T. Massie (2)	$120,000	—		—	—	—	$3,600	(3)	$123,600
David C. Merritt	$116,000	$100,000	(4)	—	—	—	—		$216,000
Michael L. Pandzik	$88,500	$100,000	(4)	—	—	—	—		$188,500
T. Bahnson Stanley	$86,500	$100,000	(4)	—	—	—	—		$186,500

(1)	Grant date fair value of stock awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with generally accepted accounting principles for financial reporting purposes based on the assumptions described in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report to Stockholders but disregarding estimates of forfeitures related to service-based vesting conditions.
(2)	Mr. Perry T. Massie, our Co-Chairman of the Board and an employee of our company, received a base salary of $120,000 in 2011.
(3)	Represents our company’s matching portion of contributions to our 401(k) Plan.
(4)	On May 24, 2011, the date of our last Annual Meeting, we granted to each non-employee director who continued to serve on the Board after the Annual Meeting 17,668 restricted stock units which was based on the closing price of our common stock on the date of grant, or $5.66 per share. The restricted stock units vest and become issuable one year from the date of grant provided that the non-employee director has continued to serve on the Board during the prior year.

Directors who were employees in 2011 (Roger L. Werner, Jr.) or are current employees (Thomas E. Hornish and Perry T. Massie) do not receive any additional fees or remuneration, as such, for service on our Board. Mr. Werner, our non-executive Co-Chairman, receives a monthly retainer equal to the monthly amount paid to Mr. Massie, our executive Co-Chairman, or $10,000 per month, in lieu of per meeting fees. The compensation for Messrs. Werner and Hornish is summarized in the Summary Compensation Table appearing under the caption “Executive Compensation.”

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is currently composed of nine members. Our Board is currently divided into three classes whose terms are staggered so that one-third of our directors are elected at each Annual Meeting. At the 2012 Annual Meeting, three directors will be elected to hold office for three years or until their successors are elected and qualified. Our Board has determined that, with the exception of Thomas H. Massie, Perry T. Massie, Roger L. Werner and Thomas E. Hornish, each of its nominees for election as a director and each director whose term of office will continue after the meeting is an independent director. Information concerning the Board’s independence standards is contained under the above caption “Corporate Governance–Board of Directors–Director Independence.”

Nominees

The Nominating and Corporate Governance Committee has recommended and the Board of Directors has nominated the individuals named below, all of whom currently are directors, for election as directors. All nominees have consented to be named and have indicated their intent to serve if elected. If any of them becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Thomas H. Massie

David C. Merritt

Roger L. Werner, Jr.

Directors are elected by a plurality of votes. Consequently, the nominees for the three director positions who receive the greatest number of votes at the Annual Meeting will be elected directors. Information regarding each director nominee and the directors serving unexpired terms that will continue after the Annual Meeting is set forth below. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years. The biographical information on the nominees for election and the other continuing directors with unexpired terms of office is set forth below. All information is given as of April 26, 2012, unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF ITS THREE NOMINEES FOR ELECTION TO THE BOARD

Business Experience and Prior Directorships of Nominated Directors

Nominees for election for terms expiring in 2015:

Thomas H. Massie, 47, has been a director since 1984. He is the Vice Chairman of the Board of Directors of our company. He attended the University of Alaska, Fairbanks, studying business administration. Thomas H. Massie is the brother of Perry T. Massie.

Mr. Massie brings with him over two and a half decades of service to our company. He is also the producer and host of the “Gold Fever” and “Alaskan” shows that air on our network. This hands-on experience along with his unique perspectives regarding outdoor television, print and multi-media production is beneficial to the Board of Directors.

David C. Merritt, 57, has served as a director of Outdoor Channel Holdings, Inc. since 2003. He is the President of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, he was the Senior VP, Chief Financial Officer of iCRETE, LLC. He has served as a director of Charter Communications, Inc. since July 2003, Calpine, Corp. since February 2006 and Buffets Restaurants Holdings, Inc. since April 2009.

Mr. Merritt was a Managing Director of Salem Partners LLC, an investment banking firm, from October 2003 until September 2007. Previously, Mr. Merritt was an audit and consulting partner of KPMG LLP for 14 years. Mr. Merritt holds a B.S. degree from California State University - Northridge.

Mr. Merritt’s in-depth experience with public accounting issues and knowledge of corporate accounting, tax and compliance practices are important for us in his role as chair of the Audit Committee. In addition, he serves and has served on numerous public company boards. His financial credentials, his in depth industry knowledge and experience along with his service on other boards are valuable to the Board of Directors given the increasingly complex financial environment in which we operate.

Roger L. Werner, Jr., 62, has been a director of Outdoor Channel Holdings, Inc. since 2006. He served as our President and Chief Executive Officer from February 2007 until January 31, 2012. From 1995 to until 2001, he served as the President and CEO of Speedvision (now SPEED) and Outdoor Life Network (now NBC Sports). Previously, Mr. Werner served as President and CEO of Daniels Programming Ventures, LLC (now Fox Sports Net). From 1980 to 1990, he was Chief Operating Officer and then Chief Executive Officer of ESPN. Prior to working at ESPN, he was a management consultant for McKinsey and Company. He currently serves as Chairman of the Board of WATV, LLC, a private sports programming and production company. From 2003 to 2010, Mr. Werner served on the Board of Narrowstep, Inc. He also served on the Board of Granahan McCourt Acquisition Corporation from July 2006 to November 2008. He is a graduate of Trinity College, Hartford, Connecticut and holds an M.B.A. from the University of Virginia.

Mr. Werner brings with him significant executive officer experience in the cable industry. In addition, he has served on several public company boards. His management experience with other companies within the cable and media industry bring a multifaceted perspective to the Board as it considers our strategy and operations.

Business Experience and Prior Directorships for Remaining Members of the Board

Directors whose terms expire in 2013:

T. Bahnson Stanley, 58, has been a director since 2004. He is currently a partner in the private equity firm Ellis, McQuary & Stanley, LLC, which acquires and invests in media, technology and service companies. Prior to joining Ellis, McQuary & Stanley, LLC, Mr. Stanley served in various positions for Landmark Communications, Inc. most recently as Executive Vice President - Strategy and Development - The Weather Channel Companies. While at Landmark, he was responsible for strategy, new business development and operations of various properties, including The Travel Channel and The Weather Channel. Mr. Stanley earned a B.A. degree from Duke University and holds an M.B.A. from the University of Virginia.

Mr. Stanley has extensive senior management experience. He has worked in senior leadership capacity in investment banking and private equity firms. In addition, Mr. Stanley offers extensive strategy, business development and operations knowledge and insight of the cable industry gained while serving in senior executive positions at Landmark Communications, Inc. This background is beneficial to the Board of Directors as we consider new strategic initiatives and opportunities for growth.

Thomas E. Hornish, 53, has served as our President and Chief Executive Officer and as a member of our Board of Directors since February 2012. He served as our General Counsel from December 2004 until February 2012, our Executive VP of Corporate Development from February 2006 to March 2007 and our Chief Operating Officer from 2007 until January 2012. From February 2003 to December 2004, he served as “Of Counsel” with Paul, Hastings, Janofsky & Walker LLP, an international law firm. Prior to that, he was an associate attorney with Brobeck Phleger & Harrison LLP since 1996. Mr. Hornish is licensed to practice law in California and Illinois, and is also a registered patent attorney. In addition, he has served on the Board of the Congressional Sportsmen’s Foundation since March 2009. He is a retired, decorated veteran with more than 20 years experience in the U.S. Air Force. Mr. Hornish earned his J.D. degree in 1995 from The Ohio State University, Order of the Coif, while also attending the University of Chicago. He also holds a B.S. degree in chemical engineering from The Ohio State University.

Mr. Hornish brings to our Board a combination of legal and executive experience that equips him with unique tools to help the Board of Directors identify and manage risk. In addition, his experience serving in multiple roles within our company is a tremendous asset to the Board in developing and executing our strategy.

Perry T. Massie, 49, has been a director since 1984. He is the Co-Chairman of the Board of Directors of our company. He also has served as our Chief Executive Officer from 1986 to February 2007 and as our President from 1994 to October 2006. Mr. Massie earned a B.S. degree in Mining Engineering from the University of Alaska, Fairbanks. Perry T. Massie is the brother of Thomas H. Massie.

Mr. Massie brings important institutional knowledge to our Board as he has been an employee of our company and its subsidiaries for 26 years and has held senior executive positions during this time. This extensive background within our primary businesses brings necessary skills to the Board of Directors.

Directors whose terms expire in 2014:

Ajit M. Dalvi, 69, has been a director since 2007. He served as a senior advisor to Cox Communications, Inc. from 1999 to 2006, after retiring from Cox. During his 17 year tenure at Cox, Mr. Dalvi served in a number of positions involving oversight of marketing, programming, ad sales, research and programming investments and was involved in a number of start-up programming ventures including E! Entertainment Television, Outdoor Life Network (now NBC Sports) and SpeedVision (now SPEED). Acknowledging Mr. Dalvi’s pioneering contributions to the growth and development of the cable television industry, the National Cable Television Association honored Mr. Dalvi with the Vanguard Award. Mr. Dalvi served on the Board and the audit committee of Scientific Learning Corporation from July 2000 until August 2008. Previously, he served as a director of iVillage and Discovery Channel, as well as on the Boards of cable industry trade organizations Cable Television Marketing Association (CTAM), Cable Advertising Bureau (CAB) and CTAM Educational Foundation. Mr. Dalvi earned his B.A. from the University of Mumbai (formerly the University of Bombay) and his M.B.A. from the Indian Institute of Management, Ahemedabad.

Mr. Dalvi has in-depth senior management experience and has also served on numerous public company boards. He brings to our Board insight and knowledge with regard to marketing, advertising sales and new programming ventures that he gained while serving in various leadership roles at numerous companies in our industry. His expertise in these areas assists the Board of Directors in developing strategies and solutions to address an increasingly complex business environment.

David D. Kinley, 70, has been a director since 2007. He is the president of Kinley & Associates, a specialized cable television industry consulting firm. From 1986 to 2000, Mr. Kinley founded and served as the chief executive and chief financial officer of Sun Country Cable. From 1998 to 2004, he served on the Board of the National Cable Television Cooperative (NCTC), the nation’s largest cable programming purchasing organization. In 1993, Mr. Kinley established the Small Cable Business Association (now known as the American Cable Association) and served as its chairman until 1997, as well as on the executive committee until 2003. Previously, Mr. Kinley served in senior management positions at various cable television companies including Executive Vice President, Chief Operating Officer and Director of Northland Cable Television, Senior Vice President for Viacom Cable and Senior Vice President and Vice President at American Television & Communications (now Time Warner Cable). Prior to working directly at cable companies, Mr. Kinley was the FCC’s primary regulator of the cable television industry serving as chief of the cable television bureau from 1973 to 1976. He previously served in various administrative roles at government agencies, including the Federal Bureau of Investigation, the U.S. Department of Justice and the U.S. Department of Health and Human Services. Mr. Kinley earned his B.A., graduating summa cum laude, from Principia College and received his J.D. from Harvard Law School.

Mr. Kinley has significant executive officer experience in the cable industry and has also served on the boards of various cable organizations. In addition to his management expertise, Mr. Kinley offers expertise in the fields of cable television and related telecommunications and regulatory issues. This combination of legal and executive experience has equipped him with unique tools to help the Board of Directors identify and manage risk.

Michael L. Pandzik, 66, has been a director since 2007. Mr. Pandzik also serves on the Board of the American Sailing Association and the Cable TV Pioneers, a non-profit organization. He has made his career in the television business since 1966. Mr. Pandzik is widely recognized as the founding president of the National Cable Television Cooperative (NCTC), having served in this role from inception in late 1984 until 2005. Mr. Pandzik also served on the Board of C-SPAN for nearly 10 years, was inducted into the Cable Television Pioneers in 1992 and was listed as one of the Top-100 most influential personalities in the cable industry by CableFAX magazine. Previously, he served HBO as director of new business development in the network’s New York City office and as regional director in the Kansas City sales and marketing office. Prior to that, he was with Hallmark Cards as a TV director for its Crown Center project in Kansas City. He served in the U.S. Navy Reserve for 24 years retiring as a Captain in June 2001. Mr. Pandzik holds a B.S. from the University of Nebraska and a M.S. from Kansas University.

Mr. Pandzik is a former media executive and a known pioneer in the cable television industry. He brings to our Board a deep understanding of our industry gained from his 21-year leadership tenure at NCTC. This specialized cable industry and executive experience brings necessary skills to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for fiscal year 2012. Ernst & Young LLP has served as our independent registered public accounting firm since September 2007. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of our company and its stockholders. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.

Principal Accountant Fees and Services

In connection with the audit of the 2011 financial statements, our company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for our company.

The following table sets forth the aggregate fees billed for performing our audits for the fiscal years ended December 31, 2011 and 2010, and all other fees paid by our company during 2011 and 2010 to Ernst & Young LLP, its principal accounting firm during such time:

	For the Years Ended December 31,
	2011	2010
Audit Fees	$559,000	$638,000
Audit-Related Fees	$—	$2,000
Tax Fees	$—	$—
All Other Fees	$—	$—

Totals	$559,000	$640,000

The fees listed under “Audit Fees” above were incurred for service related to the annual audit of our consolidated financial statements, reviews of interim consolidated financial statements and services that are normally provided in connection with statutory and regulatory filings and engagements. In 2011 and 2010, audit fees also included fees incurred for the audits of management’s assessment of the effectiveness of internal controls over financial reporting. The fees listed under “Audit-Related Fees” above were incurred for service reasonably related to the performance of the audit of our 401(k) Plan. There were no other fees billed by Ernst & Young LLP for services rendered to us, other than the fees for services described above under “Audit Fees” or “Audit-Related Fees” for the fiscal years ended December 31, 2011 and 2010. Our Audit Committee pre-approved all services described above for fiscal year 2011 and has determined that these fees and services are compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee requires that each service provided by Ernst & Young LLP be pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls over financial reporting and audit functions. The Audit Committee is composed of the directors named below, all of whom have been determined by the Board to be independent directors. The Board has also determined that the chair of the committee is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available at http://www.outdoorchannel.com under the “Investor - Investor Relations - Corporate Governance” section.

The committee’s responsibilities include appointing and overseeing our independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm, and assisting the Board in providing oversight to our financial reporting process. In fulfilling its oversight responsibilities, the committee meets with our independent registered public accounting firm and management to review accounting, auditing, internal controls and financial reporting matters.

Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management the audited financial statements of our company for the year ended December 31, 2011, and management’s assessment of internal control over financial reporting as of December 31, 2011. The Audit Committee met with the independent auditors, without management present, to discuss the results of the independent auditors’ audit, the independent auditors’ evaluations of our internal control over financial reporting, and the overall quality of our financial reporting. The meetings were also designed to facilitate any desired private communication between the Audit Committee and the independent auditor.

The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61 (as amended), as adopted by Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures in the letter from Ernst & Young required by the applicable requirements of the PCAOB regarding Ernst & Young ’s independence and has discussed with Ernst & Young their independence.

Taking all of these reviews and discussions into account, the undersigned committee members have recommended to the Board of Directors that the Board of Directors approve the inclusion of our audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young as our independent registered public accounting firm and has asked the stockholders to ratify the selection.

Audit Committee

David C. Merritt, Chair
David D. Kinley
T. Bahnson Stanley

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 4, 2012 (except as otherwise indicated) by each of our directors, by each of our named executive officers named in the executive compensation table in this Proxy Statement, by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and by all of our directors and executive officers as a group.

In the following table, percentage of ownership is based on 25,783,676 shares of common stock outstanding as of April 4, 2012. Except as otherwise indicated below, we believe that each person listed below has sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owners (1)	Number	Percent
Thomas H. Massie (3)	6,168,475	23.9%
Perry T. Massie (4)	6,012,127	23.3%
Musk Ox Investments, LP (5)	2,673,620	10.4%
Thomas E. Hornish	367,886	1.4%
Roger L. Werner, Jr.	332,204	1.3%
Thomas D. Allen	228,209	*
James E. Wilburn	194,024	*
T. Bahnson Stanley (6)	175,003	*
David C. Merritt (7)	149,286	*
David D. Kinley (8)	61,491	*
Douglas J. Langston	58,325	*
Michael L. Pandzik (9)	50,161	*
Ajit M. Dalvi (10)	49,697	*
All directors and executive officers as a group (12 persons) (11)	10,999,733	42.1%

Warren B. Kanders (12) c/o Kanders & Company, Inc.	1,317,206	5.1%
One Landmark Square, 22nd Floor
Stamford, CT 06901

*	Less than one percent
(1)	Unless otherwise noted above, the business address of each stockholder is c/o Outdoor Channel Holdings, Inc., 43445 Business Park Dr., Suite 103, Temecula, California 92590.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 4, 2012 and restricted stock units vesting within 60 days of April 4, 2012, are deemed outstanding for computing the percentage of the persons holding such options and/or restricted stock units but are not deemed outstanding for computing the percentage of any other person.
(3)	Includes shares owned with Mr. Thomas Massie’s wife in trusts and foundations and 2,767,275 shares owned by entities owned jointly with Mr. Perry Massie, including Musk Ox Investments, LP and Musk Ox Properties, LP. Also includes 79,880 shares indirectly owned by Mr. Thomas Massie but held by The Wilma M. Massie Trust dated June 3, 1994 and The Wilma M. Massie Irrevocable Trust dated April 27, 1994, in which Thomas Massie and Perry Massie are co-trustees and co-beneficiaries. Also includes 17,668 shares of restricted stock units that will vest within 60 days of April 4, 2012. Mr. Thomas Massie disclaims beneficial ownership of the shares owned by such entities except to the extent of his pecuniary interest therein.

(4)	Includes shares owned with Mr. Perry Massie’s wife in trusts and foundations, and 2,767,275 shares owned by entities owned jointly with Mr. Perry Massie, including Musk Ox Investments, LP and Musk Ox Properties, LP. Also includes 79,880 shares indirectly owned by Mr. Perry Massie but held by The Wilma M. Massie Trust dated June 3, 1994 and The Wilma M. Massie Irrevocable Trust dated April 27, 1994, in which Perry Massie and Thomas Massie are co-trustees and co-beneficiaries. Mr. Perry Massie disclaims beneficial ownership of the shares owned by such entities except to the extent of his pecuniary interest therein.
(5)	Musk Ox Investments, LP is owned equally by Messrs. Perry and Thomas Massie. Its shares are also included in both of their total shares since both individuals may be considered to be the beneficial owner of such shares.
(6)	Includes 125,000 shares subject to options exercisable within 60 days of April 4, 2012 and 17,668 shares of restricted stock units that will vest within 60 days of April 4, 2012.
(7)	Includes 125,000 shares subject to options exercisable within 60 days of April 4, 2012. Mr. Merritt elected to defer settlement of 34,418 shares of restricted stock units until continuous service with the Company has been terminated.
(8)	Includes 17,668 shares of restricted stock units that will vest within 60 days of April 4, 2012.
(9)	Includes 17,668 shares of restricted stock units that will vest within 60 days of April 4, 2012.
(10)	Includes 17,668 shares of restricted stock units that will vest within 60 days of April 4, 2012.
(11)	Includes the shares held by directors and executive officers listed above.
(12)	Based on the information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010 indicating the number of shares held as of December 31, 2009. Of the 1,317,206 shares beneficially held, Mr. Kanders has the sole power to vote or direct the vote of all such shares, and has sole power to dispose or to direct the disposition of all such shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The following table sets forth information for each of our five most highly compensated named executive officers during fiscal year ended December 31, 2011.

Name	Age	Position (A)
Roger L. Werner, Jr.	62	President and Chief Executive Officer
Thomas E. Hornish	53	Executive Vice President, Chief Operating Officer and General Counsel
Thomas D. Allen	59	Executive Vice President, Chief Financial Officer
Douglas J. Langston	51	SVP-Finance, Chief Accounting Officer and Controller
James E. Wilburn	59	Chairman of the Board of Winnercomm, Inc.

(A)	On December 31, 2011, each of the individuals listed above was a named executive officer. Effective February 1, 2012, the company made several organizational changes as described under “Board Composition; Organizational Changes” on page 6. Roger L. Werner, Jr. retired as our President and Chief Executive Officer but remains one of our directors. On February 1, 2012, Thomas E. Hornish relinquished his position as Executive Vice President, Chief Operating Officer and General Counsel and became our President and Chief Executive Officer and was appointed to our Board. On that date, Thomas D. Allen remained our Executive Vice President and Chief Financial Officer but also took on the additional position of Chief Operating Officer.

Roger L. Werner, Jr. has been a director of Outdoor Channel Holdings, Inc. since 2006 and currently serves as our Co-Chairman. He served as our President and Chief Executive Officer from February 2007 until January 31, 2012. From 1995 to until 2001, he served as the President and CEO of Speedvision (now SPEED) and Outdoor Life Network (now NBC Sports). Previously, Mr. Werner served as President and CEO of Daniels Programming Ventures, LLC (now Fox Sports Net). From 1980 to 1990, he was Chief Operating Officer and then Chief Executive Officer of ESPN. Prior to working at ESPN, he was a management consultant for McKinsey and Company. He currently serves as Chairman of the Board of WATV, LLC, a private sports programming and production company. From 2003 to 2010, Mr. Werner served on the Board of Narrowstep, Inc. He also served on the Board of Granahan McCourt Acquisition Corporation from July 2006 to November 2008. He is a graduate of Trinity College, Hartford, Connecticut and holds an M.B.A. from the University of Virginia.

Thomas E. Hornish has served as our President and Chief Executive Officer and as a member of our Board of Directors since February 2012. He served as our General Counsel from December 2004 until January 2012, our Executive VP of Corporate Development from February 2006 to March 2007 and our Chief Operating Officer from 2007 until January 2012. From February 2003 to December 2004, he served as “Of Counsel” with Paul, Hastings, Janofsky & Walker LLP, an international law firm. Prior to that, he was an associate attorney with Brobeck Phleger & Harrison LLP since 1996. Mr. Hornish is licensed to practice law in California and Illinois, and is also a registered patent attorney. In addition, he has served on the Board of the Congressional Sportsmen’s Foundation since March 2009. He is a retired, decorated veteran with more than 20 years experience in the U.S. Air Force. Mr. Hornish earned his J.D. degree in 1995 from The Ohio State University, Order of the Coif, while also attending the University of Chicago. He also holds a B.S. degree in chemical engineering from The Ohio State University.

Thomas D. Allen has served as our Executive Vice President and Chief Financial Officer since July 2010 and as our Chief Operating Officer since February 2012. He previously co-founded and served as the Executive Vice President and Chief Financial Officer of ACME Communications, Inc., a television broadcast company, from its inception in 1997 through July 2010. From 1993 to 1996, Mr. Allen served as the Chief Operating Officer for U.S. operations and the Chief Financial Officer for Virgin Interactive Entertainment, Inc., an entertainment software publisher and developer. Mr. Allen serves on the Board of ACME Communications, Inc. Mr. Allen received a B.S. in business from the University of Southern California, Los Angeles and is an inactive C.P.A.

James E. Wilburn has served as the Chairman of Winnercomm, Inc. since November 2009. He served as the President of Winnercomm from January to October 2009. He co-founded the entity that was purchased by our company and served as its President and CEO from 1981 to 2009. He is a graduate of Tulsa University and holds a B.S. degree in Communications.

Douglas J. Langston currently serves as our Senior Vice President & Chief Accounting Officer. He served as our Controller from December 2007 to March 2012. He previously served as Chief Accounting Officer of College Loan Corporation from June 2006 through December 2007. From August 2005 to June 2006, Mr. Langston held the position of Director of Finance at Capital Title Group, Inc., a publicly traded insurance and real estate escrow service company. Mr. Langston received a B.S. degree in accounting from Arizona State University and is a C.P.A.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Objectives and Philosophy

The Compensation Committee of our Board of Directors sets our overall philosophy on the compensation of our executives. It emphasizes:

•	Pay for Company and individual performance.

•	Performance-based incentives as measured by our specific financial measures that closely align the interests of executives and stockholders.

•	Balance between short term and long-term compensation that rewards long-term strategic results.

•	Shared risk through equity compensation and other company and individual performance-based incentives.

Our executive compensation programs align pay with our short and long-term performance. They also support the attraction, motivation and retention of key executive talent. Program goals include:

•	Motivating the development and implementation of long-term strategic initiatives.

•	Motivating executives to achieve superior performance.

•	Ensuring operational excellence within our organization.

•	Providing leadership and creating an environment that fosters passion, teamwork and agility within the organization.

•	Building and sustaining long-term relationships with our affiliates and other customers.

We include a significant equity component in our overall compensation to align the long-term interests of our executives with those of our stockholders. Our compensation plan is designed to encourage success of our executives as a management team, rather than only as individual contributors, by attaining overall corporate goals while at the same time encouraging each executive to attain certain objectives each year. In setting those objectives, we consider our company’s historic performance, the current and anticipated economic conditions in our market place and industry, and the overall strategic plans of our company.

Role and Responsibilities of Compensation Committee

The Compensation Committee consists of three directors, Messrs. Dalvi, Pandzik and Stanley. Mr. Pandzik serves as the chairman of the Compensation Committee. Each director is:

•	An independent director under the independence guidelines established by the Nasdaq Global Market.

•	An outside director under Section 162(m) of the Internal Revenue Code.

•	A non-employee director under Rule 16b-3 of the Securities and Exchange Act of 1934.

The Compensation Committee:

•	Sets its meeting dates and agenda items.

•	Considers agenda items and other timely and pertinent topics at each meeting.

•	Holds executive sessions without management.

•	Recommends changes to its charter for approval by the Board of Directors as needed.

The most recent charter review was in April 2012, at which time, the Compensation Committee determined that no changes to its charter were necessary. The Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available at http://www.outdoorchannel.com under the “Investor - Investor Relations - Corporate Governance” section.

The Compensation Committee’s major responsibilities include:

•	Reviewing and recommending, subject to the approval of the Board of Directors, corporate goals and objectives relating to the compensation of the Chief Executive Officer.

•	Evaluating the performance of the Chief Executive Officer in light of those goals and objectives.

•	Recommending to the Board of Directors the Chief Executive Officer’s compensation based on this evaluation.

•	Reviewing the compensation of other selected key officers.

•	In consultation with senior management, establishing our company’s general compensation philosophy, and overseeing the development and implementation of compensation programs.

•	Reviewing each of the elements of the executive compensation program of our company and continually assessing the effectiveness and competitiveness of the program.

•	Reviewing and approving employment or severance agreements for executive officers of our company.

•	Reviewing the administration and operation of our company’s executive compensation policies and programs to determine whether they are properly coordinated and established.

In addition, the Compensation Committee may, if it chooses, except in relation to the Chief Executive Officer and other executive officers of our company, delegate to the management of our company the power to award compensation packages within the guidelines approved by it.

The Compensation Committee’s Advisors

The Compensation Committee has the sole authority to select, engage, terminate and determine funding for independent counsel, any independent compensation consulting firm and other advisors as it deems necessary and appropriate. Our accounting, finance and law departments also support the Compensation Committee with respect to certain compensation-related matters, including issues related to benefit plans, regulatory reporting and compliance.

The Role of our Executives in Setting Compensation

The Compensation Committee confers regularly without management present to discuss our executive compensation programs, executive officer compensation and best practices in executive compensation matters. Neither our Chief Executive Officer nor any other executive officer determines or approves any element or component of his or her own base salary, annual bonus, long-term incentives, or other aspects of compensation.

The Compensation Committee does seek out our Chief Executive Officer’s views on the performance of other executive officers and may make recommendations with respect to our compensation programs, practices and packages for executives and employees. The Compensation Committee considers, but is not bound to and does not always accept such recommendations.

Use of Compensation Consultants and Benchmarking Data

The Compensation Committee does not currently have a contractual arrangement with any executive compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. In 2011, the Compensation Committee did not use a compensation consultant in determining or recommending the amount or form of executive and director compensation.

In general, the Compensation Committee reviews survey data and the Compensation Committee then uses its own judgment to determine the compensation of our executives. The benchmark data was gathered from the annual Cable Programmers/Broadcast Networks Compensation Survey conducted by the Cable and Telecommunications Human Resources Association (or “CTHRA”) survey.

In 2011, the Compensation Committee used the CTHRA survey conducted during 2010 which reflected compensation information for 50 survey participants, representing cable and broadcast networks, in the cable television, broadcast, satellite digital and other media industry that elected to participate in the survey1. The information is provided only on an anonymous aggregate basis and not on an individual company-by-company basis. Because specific company-by-company data is not provided, we do not benchmark against the individual companies included in the survey2. Although the overall compensation for our executive officers generally falls at or below the median of the range of salaries for executives in similar positions with similar responsibilities as set forth in the survey, the Compensation Committee does not target a percentile within such peer group and instead uses the comparative data only as a reference point after having determined the types and amounts of compensation based on its own evaluation.

The Compensation Committee will consider the experience and skills of each specific executive in determining his or her compensation package and make individual determinations as it deems necessary and in the best interest of our company and its stockholders. We feel that the base salaries we offer our executives, combined with our short and long-term incentive plans and other benefits, will enable us to attract and retain talented executives.

Throughout this Compensation Discussion and Analysis, the individuals who served as the Chief Executive Officer and Chief Financial Officer during fiscal 2011, as well as the other individuals included in the “Summary Compensation Table” are referred to as the “named executive officers.”

Compensation Components

The following summarizes the compensation elements that we use as tools to reward, align and retain our named executive officers:

•	Base salary;

•	Annual Incentive Cash Bonus Compensation;

•	Long-Term Stock-Based Incentive Awards; and

•	Retirement benefits under a 401(k) plan and other generally available benefit programs.

[1]

The following companies participated in the survey: A&E Television Networks; Ascent Media Group; AT&T Services reporting for U-Verse; Black Entertainment Television; Cablevision Systems Corp - Rainbow Media Holdings (including Sundance Channel); CBS Corp. - CBS Television; CBS Corp. - Showtime Networks; Comcast Corporation - Comcast Entertainment Group, SportsNet, The Golf Channel, Versus, Exercise TV, Children’s Network, The International Channel; Crown Media Holdings Inc.; C-SPAN; Cybernet Entertainment; DIRECTV Inc.; Discovery Communications Inc.; Disney ABC Media Networks-ABC Television; Disney ABC Media Networks-Disney ABC Cable Networks; ESPN Inc.; Fox Networks Group - Fox Broadcasting Company; Fox Networks Group - Fox Cable Networks Group; Fox News Network, LLC; Hasbro, Inc. - Hasbro Studios; HBO Latin America Production Services; Home Box Office Inc.; HSN, Inc.; Jet Propulsion Laboratory; Major League Baseball; MTV Networks; National Football League - NFL Network; NBC Universal - Cable Networks; NBC Universal- NBC; Outdoor Channel; OWN: The Oprah Winfrey Network; Premier Retail Networks Inc.; Public Broadcasting Service; Qualcomm Inc. - MediaFlo USA; QVC; Scripps Networks Interactive Inc.; Sirius XM Radio, Inc.; SiTV, Inc.; Sony Pictures Entertainment - Sony Pictures Television; Starz Entertainment, LLC; The Inspiration Networks; The Weather Channel Companies; Time Warner Cable - Regional programming positions; Turner Broadcasting System; Univision Communications, Inc.; Warner Bros. Entertainment - The CW Television Network; Warner Bros. Entertainment - WBTV; World Wrestling Entertainment, Inc.; Yahoo! Inc.; and YES Network LLC.

[2]

Of the 50 participating companies, the companies that we believe are most similar to ours (based on number of networks operated by each company, the number of subscribers to the networks, gross revenues, etc.) are: Crown Media Holdings; National Football League - NFL Network; Sundance Channel; The Weather Channel and YES Network, LLC.

Base Salary

The base salary for each named executive officer is set on the basis of (i) industry experience, knowledge and qualifications, (ii) the salary levels in effect for comparable positions within our principal industry marketplace competitors and the local area, and (iii) internal parity considerations.

The base salary for each named executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s scope of responsibilities, qualifications, experience, prior salary and competitive salary information within our industry, if available. Generally, we believe that base salaries for our named executive officers should be targeted near or below the median of the range of salaries for executives in similar positions with similar experience and responsibilities at comparable companies. However, in some circumstances, we may agree to a base salary in excess of such median if it is determined to be in the best interest of our company and our stockholders to do so.

Base salary is intended to reflect individual performance and is designed to be generally competitive with salary levels in the industry, experience and the local area. Base salary is paid to attract and retain our named executive officers and to provide them with a level of predictable base compensation that is competitive among comparable companies and that allows them to devote their full time, dedicated efforts to our company. Because base salary, in the first instance, is set at the time the named executive officer is hired, it is largely market-driven and influenced by the type of position occupied, the level of responsibility, experience and training of the executive, and the base salary at his or her prior employment. Annual adjustments to base salary, if any, are contractually provided in employment agreements and mirror the average percentage increase in the Consumer Price Index, if any, for the preceding year, up to a maximum of five percent (5%) per year.

Performance-Based Annual Cash Bonuses

Our named executive officers are eligible to receive annual performance-based cash bonuses under their respective employment agreements previously adopted by the Compensation Committee for the achievement of performance goals established by the Compensation Committee for 2011. We believe annual cash bonuses serve as a vehicle for retaining our executives and sustaining exceptional performance. Performance-based bonuses are an important component of our overall competitive compensation package. We pay cash bonuses to reward the achievement of clearly defined but shorter-term performance goals. We believe that such bonuses provide incentive to achieve our goals, and we carefully align such goals with our stockholders’ interests by measuring them, whenever possible. We also believe that the competitive environment in our industry and geographic location necessitates the inclusion of bonus elements in our compensation program in order to retain and attract talented executives.

Performance Guidelines and Bonus Payments. Each year the Compensation Committee establishes performance guidelines for bonus payments, including those of our Chief Executive Officer. The Compensation Committee evaluates many potential indicators of corporate success in deciding which performance measures to use for annual bonuses. Payments under our bonus plan are based on achieving both our company’s financial performance goals and the executive’s individual goals. Individual goals are established for each executive and support our overall corporate goals. Wherever possible, individual goals contain quantitative components. In the case of over achievement of any objective by any executive, the maximum total bonus for 2011 may not exceed 120% of such executive’s target bonus, as set forth above, unless otherwise specifically approved by the Board of Directors.

Performance Objectives. The performance metrics approved and adopted by the Compensation Committee for 2011 included both individual performance goals and corporate performance goals. The corporate goals for 2011 related to achieving the pre-established revenue metric and the pre-established non-GAAP measure of adjusted EBITDA3. Individual goals were tailored for each executive officer and related to the following categories: (i) achieving subscriber growth; (ii) ensuring legal and financial compliance and reporting; (iii) identifying and implementing expense savings; (iv) hiring and retaining key employees; and (v) providing leadership and creating a working environment that fosters passion, teamwork and agility within the organization.

[3]	Adjusted EBITDA, a non-GAAP financial measure, means earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense.

The Compensation Committee considered market data and individual performance and contribution in determining the incentive targets and relative weightings. The weighting of corporate versus individual goals was intended to reflect the participants’ responsibilities for their individual areas and company-wide functions. Each of Messrs. Allen’s and Langston’s goals were weighted more to their individual goals than the other named executive officers due to their significant role in the areas of financial reporting compliance and identifying and implementing expense savings. The following table lists our five most highly compensated named executive officers, their threshold, target and maximum annual cash incentive potential under the plan expressed as a percentage of their annual base salary, and the relative weighting assigned to corporate and individual goals for 2011:

		Bonus Potential as a % of Base Salary			Relative Weighting
Name (A)	Title	Threshold	Target	Maximum	Corporate Goals	Individual Goals
Roger L. Werner, Jr.	President and Chief Executive Officer	—	80%	96%	50%	50%
Thomas E. Hornish	Executive V.P., Chief Operating Officer and General Counsel	—	60%	72%	50%	50%
Thomas D. Allen	Executive V.P., Chief Financial Officer	—	50%	60%	40%	60%
Douglas J. Langston	Sr. V.P., Chief Accounting Officer & Controller	—	40%	48%	40%	60%
James E. Wilburn	Chairman of the Board - Winnercomm, Inc.	—	50%	60%	30%	70%

(A)	On December 31, 2011, each of the individuals listed above was a named executive officer. Effective February 1, 2012, our company made several organizational changes as described under “Board Composition; Organizational Changes” on page 6. Roger L. Werner, Jr. retired as our President and Chief Executive Officer but remains one of our directors. On February 1, 2012, Thomas E. Hornish relinquished his position as Executive Vice President, Chief Operating Officer and General Counsel and became our President and Chief Executive Officer and was appointed to our Board. On that date, Thomas D. Allen remained our Executive Vice President and Chief Financial Officer but also took on the additional position of Chief Operating Officer.

The threshold level of corporate performance for every executive officer was 80% of budgeted adjusted EBITDA for both the Outdoor Channel and Aerial Cameras business segments. For the Production Services segment, the threshold level of corporate performance for every executive officer was a deviation no greater than fifty thousand ($50,000) dollars from the budgeted adjusted EBITDA. For certain executive officers, an additional threshold metric of 80% of budgeted revenue was used for corporate performance, as further described below. This threshold was established to ensure that no corporate goal awards will be paid if the corporate performance results achieved were significantly below the target. Revenue and adjusted EBITDA metrics were used as the corporate performance objectives because the Compensation Committee believes these measures support our company’s objective of creating long-term stockholder value through sustained profitable growth. Rewarding executives for achievement on these metrics aligns the interests of our company’s executives with the interests of its stockholders. These metrics require focus on new markets, innovation, working capital management, effective capital investments, a cost effective capital structure, productivity gains, cost containment, continuous improvement and waste reduction.

Adjusted EBITDA. The threshold and target adjusted EBITDA metric was weighted as follows for each of the named executive officers set forth below. For each of Messrs. Werner, Hornish, Allen and Langston:

	Adjusted EBITDA			Relative Weighting
	Outdoor Channel	Production Services	Aerial Cameras	Outdoor Channel	Production Services	Aerial Cameras
Threshold	$9,671,200	$(219,000)	$312,800	80%	10%	10%
Target	$12,089,000	$(169,000)	$391,000	80%	10%	10%

For Mr. Wilburn only:

	Adjusted EBITDA			Relative Weighting
	Outdoor Channel	Production Services	Aerial Cameras	Outdoor Channel	Production Services	Aerial Cameras
Threshold	$9,671,200	$(219,000)	$312,800	10%	80%	10%
Target	$12,089,000	$(169,000)	$391,000	10%	80%	10%

Revenue. The threshold and target revenue metric only applies to Messrs. Werner and Hornish as set forth below. For each of Messrs. Werner and Hornish:

	Revenue			Relative Weighting
	Outdoor Channel	Production Services	Aerial Cameras	Outdoor Channel	Production Services	Aerial Cameras
Threshold	$47,336,800	$5,640,800	$7,070,400	80%	10%	10%
Target	$59,171,000	$7,051,000	$8,838,000	80%	10%	10%

The Compensation Committee retains the sole and absolute discretion to determine any bonuses paid pursuant to the bonus plan, and also retains the right to pay our executives a discretionary bonus, including the named executive officers, up to a specified maximum amount, even if our company’s financial performance goals are not met. The payment of a bonus under the bonus plan is generally conditioned upon the participant’s employment on a full-time basis through the bonus payment date, which is typically after the completion of the annual audit and before March 15 of the following year.

2011 Performance Results. In March 2012, the Compensation Committee compared the actual performance of our company and each of the named executive officers to the previously established performance targets for the year to determine the bonuses, if any. In making such comparisons and determinations, the Compensation Committee reviewed the 2011 financial results of our company to determine whether the financial performance goals of our company had been met. The Compensation Committee then reviewed individual performance targets for each named executive officer and, after reviewing each named executive officer’s performance, used its discretion to determine whether such targeted performance had been met.

The 2011 corporate performance results for purposes of determining bonus calculations were determined to be as follows:

	CORPORATE PERFORMANCE RESULTS
	Adjusted EBITDA			Revenue
	Outdoor Channel	Production Services	Aerial Cameras	Outdoor Channel	Production Services	Aerial Cameras
Threshold	$9,671,200	$(219,000)	$312,800	$47,336,800	$5,640,800	$7,070,400
Target	$12,089,000	$(169,000)	$391,000	$59,171,000	$7,051,000	$8,838,000
Actual	$13,775,000	$(576,000)	$(419,000)	$57,072,000	$6,119,000	$8,663,000

Finally, the Compensation Committee reviewed all other extenuating circumstances and considerations to determine the total bonus, if any, each named executive officer should be paid. The Compensation Committee considered the calculated payouts earned by each of our company’s executive officers and awarded the following payouts to each named of the named executive officers:

	2011 BONUS RESULTS
			Corporate Performance Goals		Individual Performance Goals
Executive Officer (A)	Aggregate Target 2011 Bonus	Aggregate 2011 Bonus Earned	Corporate Performance Targeted 2011 Bonus	Amount of 2011 Corporate Performance Bonus Earned	Individual Performance Targeted 2011 Bonus	Amount of 2011 Individual Performance Bonus Earned
Mr. Werner	$406,400	$429,077	$203,200	$213,279	$203,200	$215,798
Mr. Hornish	$213,360	$225,266	$106,680	$111,972	$106,680	$113,294
Mr. Allen	$177,800	$186,334	$71,120	$79,654	$106,680	$106,680
Mr. Langston	$82,906	$66,159	$33,162	$37,142	$49,744	$29,017
Mr. Wilburn	$151,938	$27,981	$45,581	$5,121	$106,357	$22,860

(A)	On December 31, 2011, each of the individuals listed above was a named executive officer. Effective February 1, 2012, the company made several organizational changes as described under “Board Composition; Organizational Changes” on page 6. Roger L. Werner, Jr. retired as our President and Chief Executive Officer but remains one of our directors. On February 1, 2012, Thomas E. Hornish relinquished his position as Executive Vice President, Chief Operating Officer and General Counsel and became our President and Chief Executive Officer and was appointed to our Board. On that date, Thomas D. Allen remained our Executive Vice President and Chief Financial Officer but also took on the additional position of Chief Operating Officer.

2012 Performance Objectives. In April 2012, the Compensation Committee of the Board of Directors approved and adopted the specific performance targets for fiscal 2012 for determining whether any annual cash incentives are to be paid to these executives for performance, and if so, the amount of such cash incentives. Such performance goals include: (i) achieving targeted revenues and profitability; (ii) achieving subscriber growth; (iii) achieving targeted viewership goals; (iv) ensuring all financial and legal reports are timely prepared and filed with the SEC; (v) identifying and implementing expense savings; (vi) hiring and retaining key employees; and (vii) providing leadership and creating a working environment that fosters passion, teamwork and agility within the organization. The performance thresholds and targets for each of the executives vary in detail and subject matter. For Fiscal 2012, the Compensation Committee also retains the right to pay these executives a fully discretionary bonus, up to a specified maximum amount.

Waiving or Modifying Performance Goals

We exercise reasonable discretion in modifying performance goals when unanticipated events, such as market or regulatory changes, the need to adjust business plans or individual assignments or areas of responsibility, or the loss of key personnel have made the achievement of previously set individual or company-wide performance goals impossible or significantly more difficult. We believe that the failure to adjust goals in such circumstances could lead to justified disappointment and the potential departure of key personnel we wish to retain. If performance goals are restated because of unanticipated events, we may adjust the bonus and option elements of the executive compensation plan.

Long-Term Stock-Based Incentive Awards

Our long-term stock-based incentive awards to executives and employees consist of stock options, restricted shares and performance units and have been granted under our 2004 Long-Term Incentive Plan. The objective of these awards is to advance the longer-term interests of our stockholders and our named executive officers and to complement incentives tied to annual performance. Our stock options, restricted shares and performance units have been established to provide our named executive officers with incentives to help align their interests with the interests of stockholders. We have not adopted stock ownership guidelines. Currently, neither the Board of Directors nor its Compensation Committee has delegated authority to any member of management to grant any equity awards.

An executive’s vesting rights to equity awards are generally negotiated at the time of initial hiring and at the time of any additional awards. Currently our equity awards vest over various periods ranging from one to five years on a monthly, quarterly or annual basis, or upon the attainment of specified objectives. If stock options are granted to an executive, each stock option is generally exercisable over a five-year period following its grant unless the executive’s employment terminates prior to such date. The number of equity awards granted to an executive is also dependent on the number of shares available in the equity award pool, the number of awards already granted and vested to each individual executive, and information concerning the equity award granting practices of comparable companies.

All equity awards are granted under a stockholder approved plan and all grants of stock options are made at 100% of fair market value, which we define as the closing price of our common stock on the date of grant. We do not re-price grants and do not coordinate the grant of awards with the release of material information to result in favorable pricing. A significant portion of our equity awards are granted to our named executive officers at the time of hire. However, we may also grant an equity award upon such executive’s promotion and/or as part of an annual review.

New Hire Equity Award Grant Process for Executives Officers. For newly hired executive officers, the Compensation Committee determines the number, structure and vesting schedule of equity awards to be granted based on information it has available on such packages to similarly situated executives and recommendations by the Chief Executive Officer and other directors. If the Compensation Committee grants the equity awards prior to the executive’s hire date, the effective date of the grant is the executive’s first day of employment and vesting commences on the same date or, if the stock market is closed on that day, the next business day when the market opens and vesting commences on such date. If the grant does not occur prior to the executive’s hire date, the grants are effective and vesting commences on the day such awards are made by the Compensation Committee.

The equity awards granted to newly hired executive officers are generally service-based restricted stock. The fair market value of such underlying shares is determined by the closing price of our stock as of the date of the grant.

Other Equity Awards Grant Process. For non-named executive officers, we generally consider the granting of any equity awards during our annual employee review process, and we make grants related to promotions when the need arises. All equity awards granted to our named executive officers and employees are currently approved by the Compensation Committee either by unanimous written consent or at meetings. The grants are effective and vesting commences on the day of the grant or some other date as established by the Compensation Committee. The equity awards granted are generally service-based restricted stock. The fair market value of such underlying shares is determined by the closing price of our stock as of the date of the grant or the most recently available closing price at the time of grant.

Non-Employee Director Equity Awards Grant Process. Pursuant to our Non-Employee Directors Stock Option Plan, prior to May 2007 each non-employee director received an option to purchase 125,000 shares of common stock when they initially joined the Board of Directors. Only two current directors, Messrs. Merritt and Stanley, hold such stock options, which are fully vested at this time. In December 2006, the Board of Directors adopted a policy of granting each non-employee director that number of restricted shares equal to a value of $40,000 on the date of grant after the vesting period of the options; such restricted shares vested one year after the date of grant. In May 2007, the Board of Directors terminated the Non-Employee Directors Stock Option Plan and granted each non-employee director that number of restricted shares equal to a value of approximately $300,000 on the date of grant, with approximately one-third of such shares vesting annually immediately prior to our annual stockholder meeting provided that the non-employee director has continued to serve on the Board during the prior year. Upon a change in control, all such shares vest 100%. In March 2010, the Board terminated the policy adopted in May 2007 and superseded all prior policies with a new compensation policy of annually granting to each non-employee director continuing to serve on our Board after our Annual Meeting, that number of restricted stock units equal to a value of $100,000 on the date of the Annual Meeting, such restricted stock units to vest one year after the date of grant, provided that the non-employee director has continued to serve on the Board during the prior year. Upon a change in control, all such units vest 100%.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

Our named executive officers participate in medical, vision and dental insurance group plans that are available to all employees, except that our company provides medical, dental and vision insurance coverage to the named executive officers that includes coverage for their spouses and dependents.

Our named executive officers, together with most company employees, also participate in a broad-based, tax-qualified 401(k) plan. Employees may contribute a portion of their pay to the plan for investment on a tax-deferred basis. Our company matches one-half of the first 6% of the employee’s contributions. Our company’s matching contributions vest in 20% increments after each year of employment, such that after the fifth year of employment, all Company matching contributions are 100% vested. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans. At times, we may also pay the relocation, housing or commuting costs of our employees, including our named executive officers.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m) places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for named executive officers.

Although the Board of Directors and our Compensation Committee also consider the accounting effect and tax deductibility resulting from a named executive officer’s compensation package, such consideration is not a definitive or decisive factor. The Board of Directors and our Compensation Committee design and structure the compensation packages for our named executive officers in a way that enables our company to hire extremely capable and highly motivated executives that can favorably impact our company and its stockholders.

Post-Termination Compensation and Benefits

As of December 31, 2011, our company had employment agreements with all of its named executive officers. These agreements provide for the payment of certain compensation and benefits upon certain terminations of employment, as more fully described under the section entitled “Employment Arrangements and Change in Control Arrangements,” below. The Board of Directors and Compensation Committee believe that granting such benefits is necessary in order to incentivize such executives to initially join our company and/or remain employed by our company, and in exchange, our company benefits from receiving a full release of claims by such executive upon the termination of employment. In addition, each executive must agree to not solicit any of our employees or compete with or disparage our company for that period during which the executive is receiving such benefits.

On January 25, 2012, we entered into a Transition Agreement with Mr. Werner, our former President and Chief Executive Officer, in connection with his retirement. We refer to this agreement as the “Transition Agreement” elsewhere in this document. The Transition Agreement provides for, among other things, the termination of Mr. Werner’s amended and restated employment agreement and his resignation from serving as our President and Chief Executive Officer on January 31, 2012. Mr. Werner will also provide certain transition services to the company to facilitate an orderly transition of his responsibilities to the new chief executive officer as may be reasonably requested by the company and shall have such other duties and responsibilities as may be assigned by the Board through December 31, 2012. Mr. Werner shall receive a monthly fee of $25,000 per month for providing such Transition Services.

Effective as of February 1, 2012, we entered into an amended and restated employment agreement with Mr. Hornish in connection with his appointment as our new President and Chief Executive Officer. For additional information regarding these arrangements, please refer to the section entitled “Employment Arrangements and Change in Control Arrangements,” below.

Acceleration of Equity Awards

Under our 2004 Long-Term Incentive Plan, all employees, including our named executive officers, are eligible for accelerated vesting of their equity awards under the following change in control circumstances:

If the award is assumed or substituted by the successor corporation in a change in control but the employee is involuntarily terminated by the successor in connection with or within 3 months prior or 12 months following consummation of the change in control, the vesting of each assumed or substituted award will automatically accelerate in full.

For purposes of the acceleration circumstances available in the 2004 Long-Term Incentive Plan, a change in control means any of the following:

•	A sale, transfer, or other disposition of all or substantially all of our company’s assets and properties is closed or consummated;

•

Any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, other than our company, any affiliate, or any “person” who as of the date of the 2004 Long-Term Incentive Plan’s adoption by the Board of Directors, is a director or officer of our company (including any trust of such director or officer), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, directly or indirectly, of securities of our company representing more than 50% of the combined voting power of our company’s then outstanding securities, provided that the following shall not constitute a “change in control” of our company: (i) any acquisition directly from our company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); (ii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by our company, any affiliate, or any entity controlled by our company or an affiliate; or (iii) upon the death of any person who as of the date on which the Board of Directors adopted the 2004 Long-Term Incentive Plan is a director or officer of our company, the transfer (1) by testamentary disposition or the laws of intestate succession to the estate or the legal beneficiaries or heirs of such person, or (2) by the provisions of any living trust to the named current income beneficiaries thereof of the securities of our company beneficially owned by such director or officer of our company;

•

During any twelve month period during the term of the 2004 Long-Term Incentive Plan, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•

A merger, reorganization, or consolidation involving our company is closed or consummated, other than a merger, reorganization, or consolidation in which holders of shares immediately prior to such transaction own, either directly or indirectly, 50% or more of the equity interests or combined voting power of the surviving corporate or entity (or its parent company) immediately following such transaction.

For purposes of the acceleration circumstances available in the 2004 Long-Term Incentive Plan, an involuntary termination means a termination of an employee’s continuous service under the following circumstances on or after a change in control:

•	Termination without “cause” by our company or an affiliate or successor thereto; or

•

Voluntary termination by the employee within 60 days following: (A) a material reduction in the employee’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the employee’s work site to a facility or location more than 50 miles from the employee’s principal work site at the time of the change in control; or (C) a material reduction in employee’s total compensation other than as part of a reduction by the same percentage amount in the compensation of all other similarly-situated employees, directors or consultants.

For purposes of the acceleration circumstances available in the 2004 Long-Term Incentive Plan, cause for termination of an employee’s continuous service will exist if the employee is terminated by our company or an affiliate for any of the following reasons:

•	The employee’s willful failure to substantially perform his or her material duties and responsibilities to our company or deliberate violation of a material company policy;

•	The employee’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct;

•

The employee’s material unauthorized use or disclosure of any proprietary information or trade secrets of our company or any other party to whom the employee owes an obligation of nondisclosure as a result of his or her relationship with our company; or

•	The employee’s willful and material breach of any of his or her obligations under any written agreement or covenant with our company.

The employment agreements entered into with each of Messrs. Werner, Hornish, Allen, Langston and Wilburn also provide for acceleration of equity awards upon a change in control. For additional information regarding these arrangements, please refer to the section entitled “Employment Arrangements and Change in Control Arrangements,” below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Outdoor Channel Holdings, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement, and based upon that review and discussion, recommended to the Board that it be so included.

Compensation Committee

Michael L. Pandzik, Chair
Ajit M. Dalvi
T. Bahnson Stanley

COMPENSATION TABLES

Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2011, 2010 and 2009, respectively, by our five most highly compensated executive officers who were employed by us as of December 31, 2011. We refer to these executive officers as our “named executive officers” elsewhere in this document.

Name and Principal Position (A)	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)		Total ($)
Roger L. Werner, Jr. President & CEO	2011	507,846	—		—	—	429,077		96,971	(5)	1,033,894
	2010	500,000	20,000	(4)	—	—	321,333		66,026	(6)	907,359
	2009	501,923	—		1,413,750	—	162,500	(7)	1,892,288	(8)	3,970,461

Thomas E. Hornish Executive VP, COO & General Counsel	2011	355,493	—		—	—	225,266		55,858	(5)	636,617
	2010	350,000	21,000	(9)	—	—	152,950		35,573	(6)	559,523
	2009	344,327	—		580,000	—	182,225		7,847	(10)	1,114,399

Thomas D. Allen Executive VP & CFO (11)	2011	355,493	—		433,000	—	186,334		33,633	(5) (13)	1,008,460
	2010	156,154	—		580,800	—	99,750		13,949	(6) (12)	850,653

Douglas J. Langston Senior VP, CAO & Controller	2011	207,201	—		—	—	66,159		19,526	(5)	292,886
	2010	204,000	—		147,750	—	70,000		10,230	(6)	431,980
	2009	198,464	—		143,500	—	72,000		5,352	(10)	419,316

James E. Wilburn Chairman, Winnercomm	2011	304,708	—		—	—	27,981		72,480	(5)	405,169
	2010	300,000	—		—	—	36,000		44,225	(6)	380,225
	2009	291,923	—		1,087,500	—	—		6,923	(10)	1,386,346

(A)	On December 31, 2011, each of the individuals listed above was a named executive officer. Effective February 1, 2012, the company made several organizational changes as described under “Board Composition; Organizational Changes” on page 6. Roger L. Werner, Jr. retired as our President and Chief Executive Officer but remains one of our directors. On February 1, 2012, Thomas E. Hornish relinquished his position as Executive Vice President, Chief Operating Officer and General Counsel and became our President and Chief Executive Officer and was appointed to our Board. On that date, Thomas D. Allen remained our Executive Vice President and Chief Financial Officer but also took on the additional position of Chief Operating Officer.
(1)	Represents discretionary bonuses awarded by the Compensation Committee in addition to performance-based annual cash bonuses earned. For all years presented, cash awards earned were paid in the subsequent fiscal year.
(2)	Grant date fair value of stock awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with generally accepted accounting principles for financial reporting purposes based on the assumptions described in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report to Stockholders but disregarding estimates of forfeitures related to service-based vesting conditions.
(3)	Represents performance-based annual cash bonuses earned. For all years presented, cash awards earned were paid in the subsequent fiscal year.
(4)	Represents a $20,000 discretionary bonus for extraordinary efforts and positive results in 2010 relating to the Company’s growth in high-definition subscribers and a new initiative regarding international distribution of the Company’s content in 2010.
(5)	Represents the Company’s matching portion of contributions to our 401(k) Plan on behalf of the named executive officer, a special cash distribution declared on December 12, 2011 of $0.25 per share paid on stock, and cash disbursements on shares that were unvested in 2010 but entitled to receive the 2010 cash distribution declared on December 7, 2010 of $0.25 per share upon vesting of such shares during 2011.
(6)	Represents the Company’s matching portion of contributions to our 401(k) Plan on behalf of the named executive officer and a special cash distribution declared on December 7, 2010 of $0.25 per share paid on stock.
(7)	$50,000 of which was awarded by Mr. Werner to five employees (three non-executive employees and also to Messrs. Hornish and Langston) for extraordinary efforts employed by such individuals during 2009.
(8)	Represents the Company’s matching portion of contributions to our 401(k) Plan and a bonus related to Mr. Werner’s supplemental compensation agreement.
(9)	Represents a $21,000 discretionary bonus for extraordinary efforts and positive results in 2010 relating to the Company’s growth in high-definition subscribers and a new initiative regarding international distribution of the Company’s content in 2010.
(10)	Represents the Company’s matching portion of contributions to our 401(k) Plan on behalf of the named executive officer.
(11)	The amounts shown here are pro-rated at 60% for fiscal year 2010 as Mr. Allen joined our Company in July 2010.
(12)	Includes an $11,000 housing allowance paid pursuant to Mr. Allen’s Employment Agreement (as later discussed in the “Employment Arrangements and Change in Control Arrangements” section).
(13)	Includes a $13,000 housing allowance paid pursuant to Mr. Allen’s Employment Agreement (as later discussed in the “Employment Arrangements and Change in Control Arrangements” section).

Grants of Plan-Based Awards

Plan-based equity awards granted to our named executive officers are generally service-based restricted stock, although we have granted stock options in the past. The exercise price per share of each option granted to our named executive officers was the closing price of our stock on the date of the grant or if no such price is available at the time of grant then the most recent closing price available. All equity awards were granted under our 2004 Long-Term Incentive Plan, as amended.

The following table presents information concerning grants to each of the named executive officers during 2011.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (Performance-Based Annual Bonus) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name (A)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($/Sh)
Roger L. Werner, Jr.		—	$406,400	$487,680	—	—	—	—	—	—	—
Thomas E. Hornish		—	$213,360	$256,032	—	—	—	—	—	—	—
Thomas D. Allen	1/19/11	—	$177,800	$213,360	—	—	—	20,000	—	—	$7.71
	12/13/11	—	—	—	—	—	—	40,000	—	—	$6.97
Douglas J. Langston		—	$82,906	$99,487	—	—	—	—	—	—	—
James E. Wilburn		—	$151,938	$182,326	—	—	—	—	—	—	—

(A)	On December 31, 2011, each of the individuals listed above was a named executive officer. Effective February 1, 2012, the company made several organizational changes as described under “Board Composition; Organizational Changes” on page 6. Roger L. Werner, Jr. retired as our President and Chief Executive Officer but remains one of our directors. On February 1, 2012, Thomas E. Hornish relinquished his position as Executive Vice President, Chief Operating Officer and General Counsel and became our President and Chief Executive Officer and was appointed to our Board. On that date, Thomas D. Allen remained our Executive Vice President and Chief Financial Officer but also took on the additional position of Chief Operating Officer.
(1)	Amounts reported in the table represent estimates at the beginning of 2011 of bonuses expected to be paid under performance objectives established by the Compensation Committee.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2011, including the value of the stock awards.

	Option Awards					Stock Awards
Name (A)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roger L. Werner, Jr.	—	—	—	—	—	60,000	(1)	447,600	—	—
Thomas E. Hornish	—	—	—	—	—	90,000	(2)	671,400	—	—
Thomas D. Allen	—	—	—	—	—	142,500	(3)	1,063,050	—	—
Douglas J. Langston	—	—	—	—	—	36,250	(4)	270,425	—	—
James E. Wilburn	—	—	—	—	—	—		—	—	—

(1)	60,000 shares are restricted shares, subject to forfeiture. 15,000 shares shall vest in equal quarterly installments on March 31, June 30, September 30, and December 31 of 2012, such that the entire 60,000 shares of restricted stock will be vested as of December 31, 2012.
(2)	30,000 shares are restricted shares, subject to forfeiture. 5,000 shares shall vest in equal quarterly installments on January 15, April 15, July 15, and October 15 of each year such that the entire 30,000 shares of restricted stock will be vested as of April 15, 2013. 60,000 shares are restricted shares, subject to forfeiture. 30,000 shares shall vest on February 1 of each year such that the entire 60,000 shares of restricted stock will be vested as of February 1, 2013.
(3)	82,500 shares are restricted shares, subject to forfeiture. 7,500 shares shall vest in equal quarterly installments on January 16, April 16, July 16, and October 16 of each year such that the entire 82,500 shares of restricted stock will be vested as of July 16, 2014. 20,000 shares are restricted shares, subject to forfeiture. 20,000 shares shall fully vest on January 19, 2012. 40,000 shares are restricted shares, subject to forfeiture. 20,000 shares shall vest on January 19 of each year beginning in 2013 such that the entire 40,000 shares of restricted stock will be vested as of January 19, 2014.
(4)	12,500 shares are restricted shares, subject to forfeiture. 6,250 shares shall vest on March 10 of each year such that the entire 12,500 shares of restricted stock will be vested as of March 10, 2013. 18,750 shares are restricted shares, subject to forfeiture. 6,250 shares shall vest on May 24 of each year such that the entire 18,750 shares of restricted stock will be vested as of May 24, 2014. 5,000 shares are restricted shares, subject to forfeiture. 5,000 shares shall fully vest on December 27, 2012.

Option Exercises and Stock Vested at Fiscal Year End

The following table presents certain information concerning the exercise of options and vesting of restricted stock by each of the named executive officers during the fiscal year ended December 31, 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Roger L. Werner, Jr.	—	—	60,000	(1)	412,200	(1)
Thomas E. Hornish	—	—	50,000	(2)	393,650	(2)
Thomas D. Allen	—	—	30,000	(3)	214,275	(3)
Douglas J. Langston	—	—	17,500	(4)	118,725	(4)
James E. Wilburn	—	—	50,000	(5)	343,500	(5)

(1)	Represents gross amounts received from the vesting of restricted shares; in connection with such vesting Mr. Werner returned 26,220 of such shares, equal to a value of $180,131, back to our company in satisfaction of statutory tax withholdings.
(2)	Represents gross amount received from the vesting of restricted shares; in connection with such vesting Mr. Hornish returned 18,861 of such shares, equal to a value of $148,521 back to our company in satisfaction of statutory tax withholdings.
(3)	Represents gross amounts received from the vesting of restricted shares; in connection with such vesting Mr. Allen returned 11,410 of such shares, equal to a value of $81,657, back to our company in satisfaction of statutory tax withholdings.
(4)	Represents gross amount received from the vesting of restricted shares; in connection with such vesting Mr. Langston returned 6,420 of such shares, equal to a value of $43,555, back to our company in satisfaction of statutory tax withholdings.
(5)	Represents gross amount received from the vesting of restricted shares; in connection with such vesting Mr. Wilburn returned 11,982 of such shares, equal to a value of $86,909, back to our company in satisfaction of statutory tax withholdings.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Arrangements and Change in Control Arrangements

Roger L. Werner, Jr.

On January 25, 2012, we entered into a Transition Agreement with Mr. Werner, our former President and Chief Executive Officer, in connection with his retirement. The Transition Agreement provides for, among other things, the termination of Mr. Werner’s amended and restated employment agreement and his resignation from serving as our President and Chief Executive Officer on January 31, 2012. In addition, Mr. Werner will provide certain transition services to the Company to facilitate an orderly transition of his responsibilities to the new chief executive officer as may be reasonably requested by us and shall have such other duties and responsibilities as may be assigned by the Board through December 31, 2012. Mr. Werner shall receive a monthly fee of $25,000 per month for providing such Transition Services.

In April 2009, we entered into an amended and restated employment agreement, or the “Werner Amended Employment Agreement,” which was terminated, by mutual agreement, on January 31, 2012 in connection with Mr. Werner’s retirement. The Werner Amended Employment Agreement had an initial term that ended on December 31, 2012.

Customary Employment Agreement Provisions.

The provisions described below which we refer to as “Customary Provisions” elsewhere in this document, are found in all of our employment agreements with our named executive officers, including the now terminated, Werner Amended Employment Agreement.

Each of our employment agreements provides that if the named executive officer’s employment with our company terminates for any reason, he will be entitled to any (i) unpaid base salary accrued up to the effective date of termination; (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of the termination of employment; (iii) pay for accrued but unused vacation; (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to the officer; (v) unreimbursed business expenses required to be reimbursed to the officer; and (vi) right to indemnification that he may have under our Certificate of Incorporation, Bylaws, his employment agreement, or separate indemnification agreement, as applicable.

Each of our employment agreements utilizes the terms “Cause” and “Good Reason.” The terms “Cause” and “Good Reason” as used in each of the discussions concerning the employment agreements with our named executive officers, including the Werner Amended Employment Agreement, are defined in the respective employment agreements with each named executive officer and have the meanings generally described below. You should refer to the employment agreement for each officer for the actual definitions. The term “Change in Control” as used in the following discussion and table below is defined in the 2004 Long-Term Incentive Plan and has the meaning described above in the section entitled “Acceleration of Equity Awards.”

“Cause” generally means that the named executive officer has:

•	deliberately refused to perform his duties;

•	breached his duty of loyalty to our company;

•	been convicted of a felony;

•	willfully breached any fiduciary duty that has a material detriment to our reputation or business;

•

been found liable in any Securities and Exchange Commission or other civil or criminal securities law action that our Board of Directors determines will have a detrimental effect on our reputation or business;

•	entered into a cease and desist order with respect to any action which would bar him from service as an executive officer or member of a board of directors of any publicly-traded company;

•	obstructed or impeded or failed to cooperate with any investigation authorized by the Board of Directors or any governmental or self-regulatory authority; or

•	been disqualified by any governmental or self-regulatory authority from serving in the capacity contemplated by the agreement.

“Good Reason” generally means that, without the express written consent of the named executive officer:

•	his responsibilities have been significantly reduced or a change has been made in his reporting position;

•	his base salary, target annual incentive or benefits have been reduced;

•	our Company has purportedly terminated him for cause without first satisfying the procedural protections as required by the employment agreement;

•	any successor to our Company has not assumed the obligations under his employment agreement; or

•	he has been reassigned to a location more than fifty (50) miles away.

The severance payments and other benefits under the employment agreements with each of our named executive officers, including Mr. Werner, would be subject to the named executive officer entering into (and not subsequently revoking): (i) a release of claims agreement; (ii) a non-compete, non-solicitation and non-disparagement agreement that would be in effect during the period in which the named executive officer received severance payments and (iii) our standard form of confidential information, intellectual property, non-competition and non-solicitation agreement.

Each of our employment agreements with our named executive officers also provides that upon a Change in Control, all of such officer’s then outstanding awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise) will fully vest.

Each of our employment agreements with our named executive officers also provides that in the event that the severance payments and other benefits payable to such executives constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then his severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

Provisions specific to Werner Amended Employment Agreement.

Pursuant to the terms of the Werner Amended Employment Agreement, Mr. Werner was entitled to a base salary of $500,000 per year. Mr. Werner’s employment agreement provided for annual adjustments to his base salary to reflect the average percentage increase in the Consumer Price Index, if any, for the preceding year, up to a maximum of five percent (5%) per year.

Pursuant to the Werner Amended Employment Agreement, Mr. Werner was eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board of Directors or the Compensation Committee. For fiscal years beginning after 2009, Mr. Werner’s target annual incentive was 80% of his base salary, with a maximum incentive of 120% of such target.

Pursuant to the Werner Amended Employment Agreement, Mr. Werner was granted 195,000 shares of restricted stock under the 2004 Long-Term Incentive Plan. The restricted stock vests in equal quarterly installments, with the first installment becoming vested on December 31, 2009, such that the entire grant will be 100% vested as of December 31, 2012.

The Werner Amended Employment Agreement provided that if Mr. Werner’s employment is terminated by us without cause or he resigns for good reason, in addition to the accrued benefits (and unreimbursed expenses)

described above, and so long as the termination or resignation occurred during the time in which Mr. Werner is employed by us pursuant to the Werner Amended Employment Agreement, Mr. Werner would have received (i) severance payments (less applicable withholding taxes) which would have resulted in an aggregate severance payment to Mr. Werner of $1,250,000 (payable over a period of eighteen months in generally equal amounts bi-weekly in accordance with our company’s normal payroll policies over the eighteen months following his termination or resignation) and (ii) accelerated vesting with respect to 50% of the then unvested portion of his outstanding awards relating to our common stock, except for the performance units granted pursuant to the Mr. Werner’s former employment agreement. Additionally, if Mr. Werner’s termination or resignation occurred within the three months prior to or twelve months after a change in control, he would have received accelerated vesting with respect to 100% of his then unvested portion of his outstanding awards relating to our common stock, instead of 50%, except with respect to the performance units granted.

The following table represents the payouts that would have been made to Mr. Werner upon termination of his employment pursuant to the terms of the Amended Employment Agreement. The payouts assume the triggering event indicated occurred on December 31, 2011, at which time the closing price of our common stock was $7.46 per share. These payouts are determined for SEC disclosure purposes and are not indicative of the actual amounts Mr. Werner would have received. This table further assumes that Mr. Werner’s base salary at the time of the triggering event was $508,000 per year (his salary as of December 31, 2011) and all earned and accrued base compensation and annual incentives, if any, had been paid in full prior to the triggering event.

Termination of Employment - Roger L. Werner, Jr.
Compensation and Benefits	Voluntary Resignation	For Cause	Change in Control	Involuntary or Resignation for Good Reason	Involuntary or Resignation for Good Reason After Change in Control	Due to Death or Disability
Aggregate amount	$0	$0	$0	$1,250,000	$1,250,000	$0
Equity Awards
• Stock Options	$0	$0	$0	$0	$0	$0
• Restricted Shares	$0	$0	$447,600	$223,800	$447,600	$0
• Performance Units	$0	$0	$0	$0	$0	$0

Thomas E. Hornish

In February 2007, we entered into a Change of Control Severance Agreement with Thomas E. Hornish, our Executive Vice President and Chief Operating Officer, which was replaced and superseded in its entirety by the employment agreement that we entered into with Mr. Hornish in April 2009. The employment agreement with Mr. Hornish had an initial term that ended on December 31, 2012, and was superseded in its entirety when we entered into an amended and restated employment agreement with Mr. Hornish, in connection with his appointment as our new President and Chief Executive Officer Effective, as of February 1, 2012. This agreement was subsequently amended on April 10, 2012. We refer to this agreement as the “Hornish Amended Employment Agreement” elsewhere in this document.

The Hornish Amended Employment Agreement has an initial term that ends on December 31, 2014 and may be renewed on mutually agreed terms. Pursuant to the terms of the Hornish Amended Employment Agreement, Mr. Hornish is entitled to a base salary of $462,000 per year. Mr. Hornish’s agreement provides for annual adjustments to his base salary to reflect the average percentage increase in the Consumer Price Index, if any, for the preceding year, up to a maximum of five (5%) per year. Pursuant to the Hornish Amended Employment Agreement, Mr. Hornish is eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board of Directors or the Compensation Committee, which shall be based on a target annual incentive that is not less than seventy percent (70%) of his base salary.

In connection with Hornish Amended Employment Agreement, Mr. Hornish was granted an incremental 150,000 shares of restricted stock under the 2004 Long-Term Incentive Plan on February 1, 2012. Such restricted stock will vest as follows: (i) In 2012, 30,000 shares shall vest in equal quarterly installments of 7,500 shares each, beginning on March 31, 2012, such that the entire 30,000 shares shall have vested on December 31, 2012, (ii) In 2013, 40,000 shares shall vest in equal quarterly installments of 10,000 shares each, commencing on March 31, 2013, such that the entire 40,000 shares shall have vested on December 31, 2013; and (iii) In 2014, 80,000 shares shall vest in equal quarterly installments of 20,000 shares each, commencing on March 31, 2014, such that the entire 80,000 shares shall have vested on December 31, 2014.

The Hornish Amended Employment Agreement also contains “Customary Provisions” as described under the “Customary Provisions in Employment Agreements” section on page 37 of this document. The employment agreement with Mr. Hornish provides that he is eligible to receive severance benefits in the event of certain terminations of his employment. Except for a voluntary resignation, if a termination of employment (including a resignation of employment for good reason) occurs during the period that is either three months prior to or within twelve months after a change in control, for purposes of the employment agreement it will be considered “in connection with a change in control.”

In the event that we terminate Mr. Hornish without cause, or either Mr. Hornish resigns for good reason, he will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of twelve months (if such termination or resignation is in connection with a change in control, for a period of eighteen months); (ii) if the date of termination occurs on or after July 1, Mr. Hornish will also be entitled to receive a pro-rata bonus for the year, based on good faith estimations of the achievement of performance goals on the date of termination (if such termination or resignation is in connection with a change in control, an amount equal to Mr. Hornish’s full target annual incentive for the year, assuming full attainment of all performance goals, such bonus to be paid on the date of termination), (iii) fifty percent (50%) of the then unvested portion of any equity award will vest and, to the extent applicable, become exercisable upon the date of Mr. Hornish’s termination (if such termination or resignation is in connection with a change in control, then one hundred percent (100%) of any equity award will vest), and (iv) if Mr. Hornish elects continuation coverage pursuant to COBRA, and provided that he constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended, we will reimburse him for the same level of health coverage and benefits as in effect on the day immediately preceding the date of termination until the earlier of (A) twelve months following the date of his termination or resignation (if such termination or resignation is in connection with a change in control, for a period of eighteen months), or (B) the date upon which Mr. Hornish and his eligible dependents become covered under a similar plan.

The following table represents potential payouts to Mr. Hornish upon termination of employment pursuant to the terms of the Hornish Amended Employment Agreement and assumes the termination of employment occurred on February 2, 2012. This table further assumes that all earned and accrued base compensation and annual incentives, if any, were paid in full prior to the triggering event. Further, the payout for continuation of health care benefits is an estimate of the cost our company would incur to continue those benefits.

Termination of Employment - Thomas E. Hornish (1)
Compensation and Benefits	Voluntary Resignation	For Cause	Change in Control	Involuntary or Resignation for Good Reason Without Change in Control		Involuntary or Resignation for Good Reason After Change in Control	Due to Death or Disability
Aggregate amount	$0	$0	$0	$462,000	(2)	$1,016,400	$0
Equity Awards
• Restricted Shares	$0	$0	$1,529,300	$730,825		$1,461,650	$0
Health Care Benefits	$0	$0	$0	$21,580		$32,370	$0

(1)	As of December 31, 2011, Mr. Hornish’s annual salary was $355,500 and his targeted Annual Incentive Bonus was 60% of his base salary. But for purposes of this table, Mr. Hornish’s current annual salary of $462,000 and his current annual targeted Annual Incentive Bonus of 70% were used.
(2)	If the involuntary termination or resignation for good reason were to occur after July 1, Mr. Hornish would also be entitled to receive a pro-rata bonus for the year, based on good faith estimations of the achievement of performance goals on the date of termination (if such termination or resignation is in connection with a change in control, an amount equal to Mr. Hornish’s full target annual incentive for the year, assuming full attainment of all performance goals).

Thomas D. Allen

In July 2010, our company entered into an employment agreement with Mr. Thomas D. Allen to serve as Executive Vice President and Chief Financial Officer of our company. Such employment agreement was amended on December 13, 2011. Mr. Allen took on the additional position of Chief Operating Officer as of February 1, 2012. In connection with his promotion to Chief Operating Officer, Mr. Allen’s employment agreement was most recently amended on February 7, 2012.

Mr. Allen’s employment agreement, as amended, has an initial term that ends on December 31, 2014 and may be renewed on mutually agreed terms. Pursuant to the terms of the employment agreement, Mr. Allen is entitled to a base salary of $400,000 per year. The employment agreement provides for annual adjustments to his base salary to reflect the average percentage increase in the Consumer Price Index, if any, for the preceding year, up to a maximum of five (5%) per year. Pursuant to the his employment agreement, Mr. Allen is eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board of Directors or the Compensation Committee, which shall be based on a target annual incentive that is not less than sixty percent (60%) of his base salary. In addition, beginning in July 2010, Mr. Allen’s employment agreement provided that the company would pay for Mr. Allen’s housing in Temecula, California, up to $2,000 per month, for a maximum of twelve (12) months.

In connection with his promotion to Chief Operating Officer, Mr. Allen was granted an incremental 75,000 shares of restricted stock under the 2004 Long-Term Incentive Plan on February 7, 2012. Such restricted stock shall vest as follows: (i) In 2012, 20,000 shares shall vest in four equal quarterly installments of 5,000 shares each, beginning on March 31, 2012, such that the full 20,000 shares shall have vested on December 31, 2012; (ii) In 2013, 25,000 shares shall vest in equal quarterly installments of 6,250 each, beginning on March 31, 2013, such that the full 25,000 shares shall have vested on December 31, 2013; and (iii) In 2014, 30,000 shares shall vest in equal quarterly installments of 7,500 shares each, beginning on March 31, 2014, such that the entire 30,000 shares shall have vested on December 31, 2014.

Mr. Allen’s employment agreement also contains “Customary Provisions” as described under the “Customary Provisions in Employment Agreements” section on page 37 of this document. The employment agreement with Mr. Allen provides that he is eligible to receive severance benefits in the event of certain terminations of his employment. Except for a voluntary resignation, if a termination of employment (including a resignation of employment for good reason) occurs during the period that is either three months prior to or within twelve months after a change in control, for purposes of the employment agreement it will be considered “in connection with a change in control.”

In the event that we terminate Mr. Allen without cause, or either Mr. Allen resigns for good reason, he will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of twelve months (if such termination or resignation is in connection with a change in control, for a period of eighteen months); (ii) if the date of termination occurs on or after July 1, Mr. Allen will also be entitled to receive a pro-rata bonus for the year, based on good faith estimations of the achievement of performance goals on the date of termination (if such termination or resignation is in connection with a change in control, an amount equal to Mr. Allen’s full target annual incentive for the year, assuming full attainment of all performance goals, such bonus to be paid on the date of termination), and (iii) if Mr. Allen elects continuation coverage pursuant to COBRA, and provided that he constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended, we will reimburse him for the same level of health coverage and benefits as in effect on the day immediately preceding the date of termination until the earlier of (A) twelve months following the date of his termination or resignation (if such termination or resignation is in connection with a change in control, for a period of eighteen months), or (B) the date upon which Mr. Allen and his eligible dependents become covered under a similar plan.

The following table represents potential payouts to Mr. Allen upon termination of employment pursuant to the terms of his employment agreement and assumes the termination of employment occurred on February 8, 2012. This table further assumes that all earned and accrued base compensation and annual incentives, if any, were paid in full prior to the triggering event. Further, the payout for continuation of health care benefits is an estimate of the cost our company would incur to continue those benefits.

Termination of Employment - Thomas D. Allen (1)
Compensation and Benefits	Voluntary Resignation	For Cause	Change in Control	Involuntary or Resignation for Good Reason Without Change in Control		Involuntary or Resignation for Good Reason After Change in Control	Due to Death or Disability
Aggregate amount	$0	$0	$0	$400,000	(2)	$840,000	$0
Equity Awards
• Restricted Shares	$0	$0	$1,417,400	$0		$1,417,400	$0
Health Care Benefits	$0	$0	$0	$21,580		$32,370	$0

(1)	As of December 31, 2011, Mr. Allen’s annual salary was $355,500 and his targeted Annual Incentive Bonus for 2011 was 50% of his base salary. But for purposes of this table, Mr. Allen’s current annual salary of $400,000 and his current annual targeted Annual Incentive Bonus of 60% were used.
(2)	If the involuntary termination or resignation for good reason were to occur after July 1, Mr. Allen would also be entitled to receive a pro-rata bonus for the year, based on good faith estimations of the achievement of performance goals on the date of termination (if such termination or resignation is in connection with a change in control, an amount equal to Mr. Allen’s full target annual incentive for the year, assuming full attainment of all performance goals.

Douglas J. Langston

In March 2009, our company entered into a Change of Control Severance Agreement with Douglas J. Langston, our Senior VP, Chief Accounting Officer and Controller, which was replaced and superseded in its entirety with the employment agreement that we entered into with Mr. Langston in June 2010. Mr. Langston’s employment agreement has an initial term that ends on December 31, 2012, and will be automatically renewed for additional one year terms thereafter unless either party provides written notice of non-renewal at least 60 days prior to the renewal date. Pursuant to the terms of his employment agreement, Mr. Langston shall receive a base salary of $204,000. Mr. Langston is also eligible to receive annual cash incentives payable for the achievement of performance goals established by the Compensation Committee, after consultation and discussion with the Chief Executive Officer. During the term of his employment agreement, Mr. Langston’s target annual incentive will be 40% of his base salary.

Mr. Langston’s employment agreement also contains “Customary Provisions” as described under the “Customary Provisions in Employment Agreements” section on page 37 of this document. The employment agreement with Mr. Langston provides that he is eligible to receive severance benefits in the event of certain terminations of his employment. Except for a voluntary resignation, if a termination of employment (including a resignation of employment for good reason) occurs during the period that is either three months prior to or within twelve months after a change in control, for purposes of the employment agreement it will be considered “in connection with a change in control.” In the event that we terminate Mr. Langston without cause, or Mr. Langston resigns for good reason, he will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of twelve months if such termination or resignation is in connection with a change in control, and nine months if such termination or resignation is not in connection with a change in control, respectively, and (ii) if Mr. Langston elects continuation coverage pursuant to COBRA, and provided that he constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended, we will reimburse him for the same level of health coverage and benefits as in effect on the day immediately preceding the date of termination until the earlier of (A) twelve months following the date of his termination or resignation if such termination or resignation is in connection with a change in control, and nine months if such termination or resignation is not in connection with a change in control, respectively, or (B) the date upon which Mr. Langston and his eligible dependents become covered under similar plans.

The following table represents potential payouts to Mr. Langston upon termination of employment pursuant to the terms of his employment agreement and assumes the termination of employment occurred on December 31, 2011. This table further assumes that all earned and accrued base compensation and annual incentives, if any, were paid in full prior to the triggering event. Further, the payout for continuation of health care benefits is an estimate of the cost our company would incur to continue those benefits.

Termination of Employment - Douglas J. Langston (1)
Compensation and Benefits	Voluntary Resignation	For Cause	Change in Control	Involuntary or Resignation for Good Reason Without Change in Control	Involuntary or Resignation for Good Reason After Change in Control	Due to Death or Disability
Aggregate amount	$0	$0		$153,000	$325,000	$0
Equity Awards
• Restricted Shares	$0	$0	$270,425	$0	$270,425
Health Care Benefits	$0	$0	$0	$13,272	$17,696	$0

(1)	As of December 31, 2011, Mr. Langston’s annual salary was $207,264 and his targeted Annual Incentive Bonus was 40% of his base salary.

James E. Wilburn

In May 2009, we entered into an employment agreement with Mr. James E. Wilburn, Chairman of Winnercomm, Inc. The employment agreement had a term that ended on December 31, 2011. Pursuant to the terms of his employment agreement, Mr. Wilburn received a base salary of $300,000 and was eligible to receive annual cash incentives payable for the achievement of performance goals established by the Compensation Committee, after consultation and discussion with the Chief Executive Officer. During the term of his employment agreement, Mr. Wilburn’s target annual incentive was 50% of his base salary, with a maximum incentive of 120% of such target.

Pursuant to his employment agreement, Mr. Wilburn was granted 150,000 shares of restricted stock under the 2004 Long-Term Incentive Plan. Such shares of restricted stock vested as follows: (i) 37,500 shares vested on September 30, 2009; (ii) 12,500 shares vested on December 31, 2009; (iii) the remainder vested in equal quarterly installments of 12,500 shares per installment, beginning on the last day of each calendar quarter in 2010 and 2011, such that the entire grant was 100% vested on December 31, 2011.

Mr. Wilburn’s employment agreement also contained “Customary Provisions in Employment Agreements” as described under the “Customary Provisions in Employment Agreements” section on page 37 of this document. The employment agreement with Mr. Wilburn also provided that he was eligible to receive severance benefits in the event of certain termination of his employment. Had we terminated Mr. Wilburn without cause, or Mr. Wilburn resigned for good reason, he would have received (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of sixteen months, and (ii) if Mr. Wilburn had elected continuation coverage pursuant to COBRA, and provided that he constituted a qualified beneficiary under the Internal Revenue Code of 1986, as amended, we would have reimbursed him for the same level of health coverage and benefits as in effect on the day immediately preceding the date of termination until the earlier of (A) sixteen months following the date of his termination or resignation or (B) the date upon which Mr. Wilburn and his eligible dependents became covered under similar plans.

The following table represents payouts to Mr. Wilburn upon termination of employment pursuant to the terms of his employment agreement and assumes the termination of employment occurred on December 30, 2011. This table further assumes that all earned and accrued base compensation and annual incentives were paid in full prior to the triggering event. Further, the payout for continuation of health care benefits is an estimate of the cost our company would incur to continue those benefits.

Termination of Employment - James E. Wilburn (1)
Compensation and Benefits	Voluntary Resignation	For Cause	Change in Control	Involuntary or Resignation for Good Reason	Due to Death or Disability
Aggregate amount	$0	$0	$0	$405,169	$0
Equity Awards
• Restricted Shares	$0	$0	$93,250	$0	$0
Health Care Benefits	$0	$0	$0	$21,580	$0

(1)	As of December 30, 2011, Mr. Wilburn’s annual salary was $303,877 and his targeted Annual Incentive Bonus was 50% of his base salary.

The restricted share agreements of our named executive officers provide that in connection with a change in control of our company, all restricted shares then outstanding shall become fully vested either immediately or if such executive’s employment is also terminated. Based on a closing price of $7.46 per share of our common stock as of December 30, 2011, the last business day of the year, the value of such unvested restricted shares that would immediately vest in such case for the following, our current named executive officers, if such a change in control had occurred on December 30, 2011 was:

Name	Options	Restricted Shares
Roger L. Werner, Jr. (1)	N/A	$559,500
Thomas E. Hornish	N/A	$671,400
Thomas D. Allen	N/A	$1,063,050
Douglas J. Langston	N/A	$270,425
James E. Wilburn	N/A	$93,250

(1)	The Werner Amended Employment Agreement was terminated as of January 31, 2012. As of such date, Mr. Werner had sixty thousand (60,000) unvested shares of common stock subject to his restricted share award agreement. For so long as Mr. Werner continues to be a director or provide transition services pursuant to the Transition Agreement, his shares of restricted stock will continue to vest pursuant to the terms of such restricted share award agreement.

Securities Authorized For Issuance Under Equity Compensation Plans

We have a 2004 Long-Term Incentive Plan and a Non-Employee Director Stock Option Plan that permits the grant of a wide variety of equity and equity-based incentive awards to directors, officers and key employees, both of which were approved by our stockholders. At December 31, 2011, outstanding awards consisted of stock options and restricted stock held by 29 employees.

The following table sets forth information regarding our equity compensation plans at December 31, 2011.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of additional shares remaining available for future issuance
2004 Long-Term Incentive Plan	0		$0	1,624,303	(1)
Non-Employee Director Stock Option Plan	250,000	(2)	$12.65	750,000	(3)

(1)	The number of shares available for future issuance is increased by the number of shares forfeited by a participant to satisfy related tax withholding obligations relating to stock option and other plan awards and by the number of shares subject to awards that lapse, expire or are otherwise terminated or are settled other than by the issuance of shares.
(2)	Consists solely of options to purchase shares of our common stock, all of which were granted at an exercise price of 100% of the grant date fair market value of the shares subject to the option.
(3)	We no longer make and have not made any grants under our Non-Employee Director Stock Option Plan since 2007.

We provide additional discussion of stock incentive plans in Note 11 of the Notes to Consolidated Financial Statements in our 2011 Form 10-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease our administrative facilities from Musk Ox Properties, LP, which in turn is owned by Messrs. Perry T. Massie, Co-Chairman of the Board and Thomas H. Massie, both of whom are principal stockholders and directors of our company. The lease agreement had a five-year term and expired on December 31, 2010. Since January 2011, we have entered into a number of agreements with Musk Ox Properties, LP to extend our lease which now expires on September 30, 2012. Monthly rent payments are approximately $19,114. Our rent expense paid to Musk Ox Properties, LP for 2011 totaled an aggregate of $229,368.

In 2009, we entered into a License Agreement with Gold Prospectors Association of America, LLC, a limited liability company owned and controlled by Thomas H. Massie, who is a director and a major stockholder of our company. The License Agreement provides for the licensing and airing of a program owned by Gold Prospectors entitled “Gold Fever” on our network through March 2012 at no cost to either party, and for the equal sharing of the advertising time and the associated ad sales revenue in “Gold Fever” when it airs on our network. In March 2012, we entered into a new License Agreement with Gold Prospectors for licensing and airing of “Gold Fever” on our network through December 2012 and to provide for the payment of approximately $25,000 per quarter to Gold Prospectors. In exchange, we will be entitled to 75% of the advertising time and associated ad sales revenue in connection with each airing of “Gold Fever” on our network. In December 2011, the Audit Committee approved a proposed license agreement with Gold Prospectors relating to “The Alaskan,” a program that airs on our network. Gold Prospectors will produce 18 episodes which will be jointly owned by Outdoor Channel and Gold Prospectors. Under the agreement we will contribute $80,000 towards the production of such episodes. The agreement terminates in December 2012. No amounts were paid in 2011.

In October, 2010, we entered into an agreement with WATV, LLC, a company for which Roger L. Werner, our current co-chairman of the Board and our former Chief Executive Officer, serves as a member, for the production of one off-road motorsport series for a total contract value of approximately $390,000. In 2011, we paid WATV, LLC an aggregate amount of $357,408.

We continue to lease our former SkyCam, LLC facility from Case and Associates Properties, Inc., which in turn is partially owned by James E. Wilburn, Chairman of Winnercomm, Inc. The lease agreement has a ten year term expiring in May 2016. This lease agreement was assumed by our subsidiary, SkyCam, LLC, in connection with our acquisition of certain assets from Winnercomm, Inc., on January 12, 2009. SkyCam, LLC is currently paying Case and Associates Properties approximately $43,000 per month for rent, maintenance, tax and insurance charges. In 2010, we paid Case and Associates Properties an aggregate amount of $506,163.

The Board considered and approved the assumption of this lease in connection with our acquisition of the Winnercomm assets. On March 27, 2012, we entered into a sublease agreement for our former SkyCam, LLC facility. The sublease agreement expires in May 2016.

Pursuant to our Audit Committee Charter, the Audit Committee of our Board is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the Audit Committee of our Board reviews such transactions on a case by case basis. All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by our Audit Committee or another independent body of our Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties. In addition, the Nominating and Corporate Governance Committee and/or our Board of Directors reviews all compensation-related policies involving our directors and the Compensation Committee and/or our Board of Directors reviews all compensation-related policies involving executive officers.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. Our company believes that, during 2011, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the following exception: a joint Form 5 was filed on behalf of Perry T. Massie and Thomas H. Massie on February 15, 2012 reporting the indirect acquisition of (i) 46,755 shares of our common stock held directly by The Wilma M. Massie Trust dated June 3, 1994 in which Messrs. P. and T. Massie are co-trustees and co-beneficiaries; and (ii) 33,125 shares of common stock held directly by The Wilma M. Massie Irrevocable Trust dated April 27, 1994, in which Messrs. P. and T. Massie are co-trustees and co-beneficiaries.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the consolidated financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act, is included with this Proxy Statement. You may also obtain copies of exhibits to the Form 10-K, but we may charge a reasonable fee to stockholders requesting such exhibits. If you would like copies of any of the exhibits to the Form 10-K, you should direct your request in writing to us at our address set forth on the first page of this Proxy Statement, attention: Catherine C. Lee, General Counsel.

By order of the Board of Directors,

Perry Massie, Co-Chairman of the Board	Roger L. Werner, Jr., Co-Chairman of the Board

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement, proxy card and annual report to stockholders are available at http:// www.proxydocs.com/outd

‚  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ‚

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.	+
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends you vote FOR Items 1 and 2:

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Thomas H. Massie	☐	☐	02 - David C. Merritt	☐	☐	03 - Roger L. Werner, Jr.	☐	☐

		For	Against	Abstain
2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

01GIQA

2012 Annual Meeting of

Outdoor Channel Holdings, Inc. Stockholders

Wednesday, May 30, 2012 - 9:00 a.m.

Outdoor Channel Holdings, Inc.’s Broadcast Facility

43455 Business Park Drive

Temecula, California

Doors will open at 8:30 a.m.

Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.

YOUR VOTE IS IMPORTANT:

Even if you plan to attend the Annual Meeting in person,

please vote your shares.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — OUTDOOR CHANNEL HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS — MAY 30, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of OUTDOOR CHANNEL HOLDINGS, INC., a Delaware corporation, hereby acknowledges the receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders to be held on Wednesday, May 30, 2012, at 9:00 a.m., at 43455 Business Park Drive, Temecula, California 92590 and hereby appoints PERRY T. MASSIE, ROGER L. WERNER, JR. and THOMAS E. HORNISH, or any of them, acting singularly, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at said Annual Meeting, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote, if then and there personally present.

(Continued and to be signed on the reverse side)